Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

UFI ACQUISITION, INC.,

UFI MERGER SUB, INC.,

UNIQUE FABRICATING INCORPORATED,

and

AMERICAN CAPITAL, LTD.,

AS REPRESENTATIVE OF THE HOLDERS

Dated as of February 19, 2013

(continued)

ii

(continued)

iii

(continued)

INDEX OF EXHIBITS

Exhibit A – Form of Escrow Agent Agreement

Exhibit B – Illustration of Net Working Capital Calculation

Exhibit C – Form of Paying Agent Agreement

Exhibit D – Form of Surviving Corporation Certificate of Incorporation

Exhibit E – Form of Mutual Release

Exhibit F – Form of Letter of Transmittal

Exhibit G – Form of Release of Holders

INDEX OF ANNEXES

Annex A – Debt Financing Proposal (Senior Debt)

Annex B – Debt Financing Proposal (Mezzanine Debt)

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of February 19, 2013, by and among UFI Acquisition, Inc., a Delaware corporation (the “Buyer”), UFI Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), Unique Fabricating Incorporated, a Delaware corporation (the “Company”), and American Capital, Ltd., a Delaware corporation, in its capacity as the Representative of the Holders (the “Representative”). Unless otherwise provided, capitalized terms used herein are defined in ARTICLE 1 below.

RECITALS

A.           The parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the terms and conditions set forth in this Agreement.

B.           The Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders (the “Stockholders”), and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the Stockholders of the Company.

C.           The Board of Directors of each of Buyer and Merger Sub has approved and declared it advisable for Buyer and Merger Sub to enter into this Agreement.

Accordingly, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01         Definitions. The following terms, as used herein, have the following meanings:

“ACAS” means American Capital, Ltd., a Delaware corporation.

“ACAS Holder” means ACAS and any Affiliate of ACAS that is also a Holder.

“Actions” means any litigation, suit, claim, complaint, legal proceeding, administrative enforcement proceeding or arbitration proceeding by or before any court of competent jurisdiction, Governmental Authority, commission or arbitral panel.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, notwithstanding the foregoing, all (i) directors and officers of any Person that is a corporation and all partners, managers, directors and officers of any Person that is a limited liability company or limited partnership shall not be deemed to be Affiliates of such Person for any purpose under this Agreement and (ii) Portfolio Companies shall not be deemed to be Affiliates of any ACAS Holder for any purpose under this Agreement.

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“Aggregate Allocable Proceeds” means the aggregate Allocable Proceeds received by all Holders pursuant to or by virtue of the Merger.

“Aggregate Common Stock Merger Consideration” means the aggregate amount of all Common Stock Merger Consideration payable with respect to all Common Shares outstanding as of the Effective Time.

“Aggregate Preferred Stock Merger Consideration” means the sum of the Series B Preferred Stock Merger Consideration, the Series C Preferred Stock Merger Consideration and the Series D Preferred Stock Merger Consideration.

“Aggregate Warrant Consideration” means the aggregate amount of all Warrant Consideration payable with respect to all Warrants outstanding at the Effective Time.

“Allocable Proceeds” means in respect of a Holder, the actual proceeds received by such Holder pursuant to the Merger in respect of such Holder’s Company Shares, Units or Warrants.

“Allocable Share” means in respect of a Holder, the Allocable Proceeds received by such Holder divided by the Aggregate Allocable Proceeds, expressed as a percentage.

“Cash” means cash, cash equivalents, marketable securities and undeposited checks.

“Cash Amount” means the bank balance of all Cash held by the Company or any Subsidiary (other than the Company’s Mexican Subsidiary) and the amount of all outstanding security deposits made by or for the benefit of the Company or any Subsidiary (other than the Company’s Mexican Subsidiary), in each case, immediately preceding the Closing.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on August 21, 2009.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

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“Common Share” means each share of the Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Company Knowledge Group” means Michael Carson, Brad Hazen, Tom Tekiele and John Weinhardt.

“Company Shares” means the Common Shares and Preferred Shares.

“Common Stock Merger Consideration” means an amount equal to the quotient of (x) (i) the Merger Consideration minus (ii) the Aggregate Preferred Share Merger Consideration minus (iii) the Aggregate Warrant Consideration divided by (y) (i) the total number of Common Shares outstanding as of the Effective Time (including such number of Common Shares issuable upon exercise of all Warrants).

“Company Transaction Expenses” means all fees, costs or expenses accrued, incurred or paid or payable by the Company or any Subsidiary (whether on behalf of itself or on behalf of any of the Stockholders or the Representative) in connection with the Transactions, including (a) with respect to financial, accounting, tax and legal advisors to such Persons, (b) with respect to the Paying Agent Agreement, and (c) any premiums and related expenses for the Tail Policy and the R&W Insurance Policy.

“Consent” means any consent, approval, authorization or waiver required to be obtained from or filed with a Governmental Authority or any other Person in connection with the consummation of the Transactions.

“Contract” means any written agreement, contract, personal property lease, real property lease, capital lease, note, loan, evidence of indebtedness, guaranty, letter of credit, franchise agreement or employment agreement (i) to which the Company or any Subsidiary is a party, or (ii) by which the Company or any Subsidiary or any of their respective assets are bound.

“Debt Financing” means the transactions contemplated by the Debt Financing Proposals and Debt Financing Documents.

“Debt Financing Documents” means the loan agreements, credit agreements, promissory notes, security agreements, guarantees, intercreditor agreements and all other material instruments, documents and agreements to be entered into in connection with the Debt Financing.

“Debt Financing Proposals” means, collectively, the executed senior debt financing proposals and mezzanine debt financing proposals, copies of which are attached as Annex A and Annex B, respectively.

“Employee Benefit Plan” means each retirement, welfare, severance, incentive or bonus, deferred compensation, profit sharing, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, contract, agreement or arrangement, and any other material employee benefit plan, program or arrangement that is maintained or contributed to by the Company or any of Subsidiary thereof.

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“Environmental Laws” means all Laws relating to (i) the protection of health, safety or the environment, (ii) the discharge of pollutants, wastes, contaminants, or Hazardous Materials, or (iii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials. The term “Environmental Laws” includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, and any and all other comparable state or local or other Laws, and all amendments thereto or regulations promulgated thereunder, relating to the environment, health or safety.

“Equity Financing” means the equity financing transactions contemplated by the Buyer in connection with its consummation of the Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person treated as a single employer with the Company or any Subsidiary for purposes of Section 414 of the Code, and the regulations issued thereunder.

“Escrow Account” means the account established by the Escrow Agent to hold the Escrow Amount and any earnings thereon pursuant to the Escrow Agreement.

“Escrow Agent” means Comerica Bank, a Texas banking association.

“Escrow Agent Agreement” means the Escrow Agent Agreement, substantially in the form of Exhibit A hereto, to be entered into among the Buyer, the Representative and the Escrow Agent at the Closing.

“Escrow Amount” means $500,000.

“Financing” means the Debt Financing and the Equity Financing.

“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with the Company’s historical practices in connection with preparation of the Financial Statements.

“Hazardous Material” means any toxic, hazardous or dangerous substance or waste, any pollutant or contaminant, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, petroleum or its products or fractions, petroleum-containing materials, radiation and radioactive materials and polychlorinated biphenyls that are, in each case, defined to be or listed or regulated as hazardous or toxic under the Environmental Laws.

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“Holder” means a holder of Company Shares, Units or Warrants.

“Incentive Compensation Amount” means any amounts payable by the Company pursuant to the Incentive Compensation Plan and all amounts due and payable by the Company or the Surviving Corporation on or after the Effective Time as a result of the Merger under any sale of business, change of control, stay pay, bonus or other similar plan, agreement or arrangement providing for benefits in connection with the occurrence of the Merger.

“Incentive Compensation Plan” means the Unique Fabricating Incorporated 2009 Executive Incentive Compensation Plan.

“Indebtedness” means, without duplication, with respect to any Person at any date, without duplication, all obligations or indebtedness of such Person under capitalized leases, for borrowed money or in respect of loans or advances, issued in exchange for borrowed money, loans or advances, for the deferred purchase price of property or services procured by the Company or any Subsidiary (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice), guarantees under any interest rate, currency, swap or other hedging agreement, under guarantees, letters of credit, performance bonds, bid bonds or other sureties of any kind or nature and all accrued interest, prepayment premiums or penalties and fees on the foregoing which would be payable if such obligations were paid in full as of such date, and with respect to the Company, the amount of any unpaid management fees payable to ACAS or its Affiliates. For the avoidance of doubt, Indebtedness shall not include any (i) undrawn guarantees, letters of credit, performance bonds, bid bonds or other sureties of any kind or nature issued by or on behalf of the Company or any of the Subsidiaries in connection with any customer contracts, proposals or otherwise, or (ii) payables or loans of any kind or nature between or among the Company or its Subsidiaries.

“Indebtedness Amount” means the amount required to repay all outstanding Indebtedness of the Company and any Subsidiary immediately preceding the Closing. The foregoing shall be determined on a consolidated basis for the Company and its Subsidiaries and in accordance with GAAP (except as otherwise provided in the definition of Indebtedness), consistent with the preparation of the Latest Balance Sheet.

“Intellectual Property” means all intellectual, industrial, and proprietary rights, whether domestic or foreign (including the right to sue and recover damages, costs and attorney’s fees for past, present and future infringement, misappropriation and/or dilution of same), including without limitation: (i) all patents, trademarks, trade names, service marks and copyrights; (ii) all trade secrets, confidential information, and know-how, including all technical, manufacturing, and engineering information, data, new developments, designs, inventions, or ideas, and all related documentation, whether in hard copy or electronic format; (iii) all words, symbols, icons, logos, trade dress or other indicia of origin, whether registered or unregistered, and all rights necessary to prevent unfair trading; (iv) all information technology systems and computer software, including without limitation, source code, operating systems and specifications, data, databases, files, programs, documentation and materials related thereto; (v) all telephone and facsimile numbers; (vi) all internet addresses, domain names, web sites, and other business addresses; (vii) all applications and registrations related to, and all licenses and sub-licenses granted to or by third parties to use, any of the foregoing; and (viii) all goodwill relating to any of the foregoing.

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“Inventory” means all inventory, finished goods, work in progress and raw materials owned or otherwise held for sale by the Company or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Knowledge” when used in the phrase “to the Knowledge of the Company” or similar phrases means, and shall be limited to, the actual knowledge of each of the members of the Company Knowledge Group, following a review of the documents and other written materials in the possession of such Person (but without any obligation of independent investigation).

“Law” means any law, statute, rule, regulation, ordinance or other binding action or requirement of a Governmental Authority.

“Liabilities” means any debts, liabilities and other obligations of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, several or joint and several, including, without limitation, those arising under any Law, Action, Order and/or Contract.

“Lien” means any security interest, pledge, mortgage, lien, charge, restriction or other encumbrance, including any agreement to give any of the foregoing in the future, that is not eliminated, cured or waived as of the Closing Date.

“Material Adverse Effect” means a material adverse effect which has occurred (or would reasonably be expected to occur) to the business, assets, financial condition or results of operations of the Company, individually, or the Company and the Subsidiaries, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (a) changes to the industry or markets in which the business of the Company and the Subsidiaries operates that are not unique to such business, so long as such changes do not disproportionately affect the business of such Person, (b) following the Closing, the announcement, disclosure or consummation of the Transactions, (c) general economic, regulatory or political conditions or changes, (d) changes in or the condition of financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), (e) the bankruptcy or insolvency or any customer or supplier (other than a Material Customer or Material Supplier) if such bankruptcy or insolvency was not reasonably foreseeable by the Company or any Subsidiary, (f) military action or any act of terrorism, (g) changes in Law or GAAP after the date hereof, (h) compliance with the terms of this Agreement or with any written request of the Buyer, (i) a hurricane, earthquake or other natural disaster, or (j) the failure of the Company or any Subsidiary to meet or achieve the results set forth in any internal projection.

“Material Purchase Order” means a Contract for the sale of Products under which the Company or any of its Subsidiaries would reasonably be expected to receive payments of more than $500,000 during the 12-month period following the date of this Agreement, provided that each purchase order and the releases issued thereunder shall be considered collectively as a single Contract.

6

“Mexican VAT Benefit” means the amount, as of the Closing Date, of the Company or its Subsidiary’s benefit or credit for value added Taxes paid in Mexico, and reflected on the Latest Balance Sheet as accrued taxes, to the extent not reflected in the determination of Net Working Capital as finally determined pursuant to Section 3.03(a), to be paid by the Buyer or the Surviving Corporation to the Representative for the benefit of the Holders in accordance with Section 8.04(e)

“Net Working Capital” means the excess of (a) the Company’s and its Subsidiaries’ current assets (excluding Cash (other than Cash of the Company’s Mexican Subsidiary), deferred tax assets, and the Mexican VAT Benefit), over (b) the Company’s and its Subsidiaries’ current liabilities (including, for the avoidance of doubt, accrued but unpaid base salary and out-of-pocket expenses subject to reimbursement under the Company’s expense reimbursement policy, in each case as are due and owing to the directors and officers of the Company and its Subsidiaries, and excluding Indebtedness, Company Transaction Expenses and deferred tax liabilities). Notwithstanding the foregoing, accounts receivable owed by the Company or any Subsidiary to the Company or any Subsidiary shall not be included in the calculation of Net Working Capital. Any of the Company’s outstanding checks that have not yet cleared the relevant bank accounts shall be classified as current liabilities for the purposes of calculating Net Working Capital, and current liabilities for Taxes shall be determined without regard to the Transaction Items. Net Working Capital shall be determined on a consolidated basis for the Company and its Subsidiaries and in accordance with Section 3.03(a) (except as otherwise provided in the immediately preceding sentences), consistent with the preparation of the Latest Balance Sheet, an illustrative example of which is attached as Exhibit B hereto.

“Net Working Capital Amount” means the Net Working Capital of the Company and its Subsidiaries immediately preceding the Closing.

“Order” means any decision, order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority.

“Other Agreements” means the Paying Agent Agreement, the Escrow Agreement and the Letters of Transmittal

“Participant” means a holder of a Unit issued under the Incentive Compensation Plan.

“Paying Agent” means Comerica Bank, a Texas banking association.

“Paying Agent Agreement” means the Paying Agent Agreement, substantially in the form of Exhibit C hereto, to be entered into among the Buyer, the Representative and the Paying Agent at the Closing.

7

“Permitted Liens” means any (i) Liens in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or Liens in respect of Taxes not yet due and payable; (ii) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Liens arising or incurred in the ordinary course of business consistent with past practice if the underlying obligations are not delinquent or for which adequate reserves have been established on the Latest Balance Sheet in accordance with GAAP; (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties that are contracts entered into in connection with the Company or the Subsidiaries; (iv) limitations on the rights of the Company under any Contract or Real Property Lease that are expressly set forth in such contract or lease; (v) survey exceptions, imperfections of title, Liens or other title matters affecting any tangible asset owned by the Company or the Subsidiaries that would not, individually or in the aggregate have a Material Adverse Effect; and (vi) with respect to the Owned Real Property and Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property and Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Owned Real Property or Leased Real Property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Portfolio Company” means any Person and any direct or indirect Subsidiary thereof, in which any ACAS Holder, their respective Affiliates or their respective investment funds have made a direct or indirect investment (whether such investment occurs prior to, on, or after the date hereof) other than the Company and its Subsidiaries.

“Preferred Share” means each share of the Preferred Stock that is issued and outstanding immediately prior to the Effective Time.

“Preferred Stock” means the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Products” means the products of the business of the Company or any Subsidiary sold from and after the Reference Date.

“Reference Date” means the date that is four (4) years prior to the date of execution and delivery of this Agreement.

“Representative Amount” means an amount equal to $1,000,000, which amount shall be paid by the Paying Agent to the Representative pursuant to the Paying Agent Agreement and shall be used as determined by the Representative to satisfy costs, expenses and/or liabilities of the Representative and/or the Holders in connection with matters related to this Agreement and/or the Other Agreements.

“Requisite Stockholder Approval” means the adoption of this Agreement and the approval of the Merger by the holders of the Company Shares entitled to vote on this Agreement and the Merger in accordance with the Company’s Certificate of Incorporation.

“R&W Insurance Policy” means that certain insurance policy to be issued by the R&W Insurance Provider in connection with this Agreement.

“R&W Insurance Provider” means Darwin Select Insurance Company or such other insurance provider mutually agreed upon by the Buyer and the Representative.

8

“Series B Preferred Stock” means the Company’s Series B Redeemable Preferred stock, par value $0.01 per share.

“Series B Preferred Stock Merger Consideration” means an amount equal to the sum of (A) $1,000 and (B) all accrued and unpaid dividends, whether or not declared (computed on a cumulative and compounding basis), in respect of each share of Series B Preferred Stock as of the Effective Time.

“Series C Preferred Stock” means the Company’s Series C Redeemable Preferred Stock, par value $0.01 per share.

“Series C Preferred Stock Merger Consideration” means, in respect of each share of Series C Preferred Stock outstanding as of the Effective Time, (a) the greater of (i) the Series C Preferred Stock Priority Distribution and (ii) an amount equal to (x) fifty-one percent (51%) of the Merger Consideration minus (y) the Series B Preferred Stock Merger Consideration and the Series D Preferred Stock Merger Consideration minus (z) the total amount the holders of the Series C Preferred Stock and their Affiliates are otherwise entitled to receive in respect of any other shares of Common Stock (or security convertible into or exercisable for Common Stock) they own at such time, (b) divided by each share of Series C Preferred Stock outstanding as of the Effective Time.

“Series C Preferred Stock Priority Distribution” means an amount equal to the sum of (A) $1.00 and (B) all accrued and unpaid dividends, whether or not declared (computed on a cumulative compounding basis), in respect of each share of Series C Preferred Stock as of the Effective Time.

“Series D Preferred Stock” means the Company’s Series D Redeemable Preferred Stock, par value $0.01 per share.

“Series D Preferred Stock Merger Consideration” means an amount equal to the sum of (A) $1,000 and (B) all accrued and unpaid dividends, whether or not declared (computed on a cumulative non-compounding basis), in respect of each share of Series D Preferred Stock as of the Effective Time.

“Subsidiary” means any entity, the securities or other ownership interests of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are directly or indirectly owned by the Company.

“Superior Proposal” means an Acquisition Proposal that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, and, if consummated, would result in a transaction more favorable to the Holders from a financial point of view than the transactions contemplated by this Agreement.

“Target Net Working Capital Amount” means $11,203,034.

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“Tax” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, assessment, duty, fee, levy or other governmental charge, including any interest, penalty or addition thereto.

“Tax Refund” means a refund of Taxes, including but not limited to any refund related to the Transaction Items and any credit against future Taxes, including interest thereon, attributable to the Pre-Closing Tax Period to the extent not reflected in the determination of Net Working Capital as finally determined pursuant to Section 3.03(a).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration, assessment, determination, collection or imposition of any Tax.

“Transaction Items” means the cash out, exercise or cancellation of any stock appreciation rights or warrants, the payment of any closing or stay bonuses to management, the payment of the Incentive Compensation Amount, the acceleration of any deferred financing fees related to the repayment of Indebtedness and the payment of any Company Transaction Expenses.

“Unit” means an appreciation unit granted under the Incentive Compensation Plan.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local laws, regulations or ordinances.

“Warrant Consideration” means, with respect to each Warrant, an amount equal to (a) the Merger Consideration, minus (b) the Aggregate Preferred Stock Merger Consideration, multiplied by (c) such number of Common Shares issuable upon exercise of such Warrant divided by the total number of Common Shares outstanding at the Effective Time (including such number of Common Shares issuable upon exercise of all Warrants), minus (d) the exercise price for such Warrant.

“Warrants” means each issued and outstanding warrant to purchase Common Shares.

Section 1.02         Cross-References to Other Defined Terms. Each term listed below is defined in the Section of this Agreement listed opposite such term:

Term	Section
Acquisition Proposal	6.04
Agreement	Preamble
Approvals	4.18
Audited Financial Statements	4.09(a)(i)
Bodman	8.07
Breakage Fee	10.02(b)

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Term	Section
Buyer	Preamble
Buyer Indemnified Parties	11.02(a)
Buyer’s Representatives	7.01
Cap	11.02(c)
Certificate of Merger	2.02
Certificates	3.02(e)
Closing	2.02
Closing Date	2.02
COBRA	4.19(h)
Company	Preamble
Confidentiality Agreement	7.01
Deductible	11.02(c)
DGCL	Recitals
Dissenting Shares	3.07
Dissenting Stockholders	3.07
Donnelly Penman	4.06
Draft Computation	3.03(a)
Effective Time	2.02
Estimated Merger Consideration	3.01(a)
Estimated Net Working Capital Amount	3.01(a)
FCPA	4.26
Financial Statements	4.09(a)(ii)
Firm	3.03(a)
Fundamental Representations	11.01
Governmental Authority	4.05
HIPPA	4.19(h)
I-9 Form	4.20
Indemnified Representative	7.04(a)
Indemnitee	11.02(f)
Indemnitors	11.02(f)
Insurance Policies	4.17(a)
Latest Balance Sheet	4.09(a)(ii)
Leased Real Properties	4.11(b)
Leased Real Property	4.11(b)
Letter of Transmittal	3.02(e)
Loss	11.02(a)
Losses	11.02(a)
Material Contracts	4.16
Material Customers	4.24(a)
Material Suppliers	4.24(b)
Merger	Recitals
Merger Consideration	3.01(a)
Merger Sub	Preamble
Objection Notice	3.03(a)
Owned Real Property	4.11(a)

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Term	Section
Pre-Closing Tax Period	11.02(a)(ii)
Real Property Lease	4.11(b)
Real Property Leases	4.11(b)
Representative	Preamble
Schedule	Article 4
Schedules	Article 4
Stockholders	Recitals
Straddle Period	11.02(a)(ii)
Survival Period	11.01
Surviving Corporation	2.01
Tail Policy	7.04(b)
Tax Benefit	11.02(g)
Third Party Claim	11.02(f)
Transactions	2.02
Unaudited Financial Statements	4.09(a)(ii)
Updated Schedules	6.03

ARTICLE 2

THE MERGER

Section 2.01         The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Merger Sub shall be merged with and into the Company, the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware. The name of the Surviving Corporation shall be “Unique Fabricating Incorporated.”

Section 2.02         Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.01, the consummation (the “Closing”) of the Merger and the other transactions contemplated by this Agreement and the Other Agreements (collectively, the “Transactions”) will take place as promptly as practicable, but no later than three (3) business days, following the satisfaction or waiver of the conditions set forth in ARTICLE 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Sills Cummis & Gross P.C., One Riverfront Plaza, Newark, New Jersey, unless another place or time is agreed to by Buyer and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”). The Closing shall be deemed effective as of 11:59 p.m. Eastern time on the Closing Date.

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Section 2.03         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.

Section 2.04         Certificate of Incorporation; By-laws.

(a)          At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form set forth on Exhibit D until thereafter amended as provided by applicable Law and such Certificate of Incorporation.

(b)          At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended.

Section 2.05         Directors and Officers. At the Effective Time and by virtue of the Merger, (a) the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, (b) the initial officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed, and (c) Buyer and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time, or such other Person(s) as Buyer may designate prior to the Effective Time, to be the directors and officers, respectively of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the Laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

ARTICLE 3

MERGER CONSIDERATION; CONVERSION OF SHARES;

EXCHANGE OF CERTIFICATES

Section 3.01         Estimated Merger Consideration.

(a)          Calculation of Merger Consideration. On or before the third (3rd) business day preceding the Closing Date, the Company shall deliver to Buyer a good faith estimate, on a reasonable basis using the Company’s then available financial information, the Merger Consideration (such estimate, which shall include an estimate of the Net Working Capital (the “Estimated Net Working Capital Amount”) is referred to as the “Estimated Merger Consideration”). For purposes of this Agreement, “Merger Consideration” mean an amount equal to the sum of the following:

(A) $41,500,000,

(B) plus the Cash Amount,

(C) minus the Indebtedness Amount,

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(D) (i) plus the excess of the Estimated Net Working Capital Amount over the Target Net Working Capital Amount, if any, or (ii) minus the excess of the Target Net Working Capital Amount over the Estimated Net Working Capital Amount, if any,

(E) minus an amount equal to the Incentive Compensation Amount and minus the employer portion of any employment Taxes payable with respect to the Incentive Compensation Amount,

(F) minus Company Transaction Expenses outstanding at the Effective Time or assumed or paid by Buyer, Merger Sub, the Surviving Company or any Subsidiary pursuant to Section 3.01(f) to the extent not deducted in connection with the determination of Net Working Capital.

(b)          Merger Consideration Adjustment. After the Effective Time, the Estimated Merger Consideration shall be subject to adjustment as set forth in Section 3.03.

(c)          Payment and Allocation of Merger Consideration. On the Closing Date, Buyer will remit to the Paying Agent, under the terms of the Paying Agent Agreement, after subtraction of the portion of the Merger Consideration otherwise allocable in accordance with Section 3.07 below to Dissenting Shares, by wire transfer of immediately available funds, the Merger Consideration.

(d)          Payment of Company Indebtedness. On the Closing Date, Buyer shall pay on behalf of the Company and the Subsidiaries, or provide funds to the Company and cause the Company to repay, all Indebtedness of the Company and the Subsidiaries set forth on Schedule 3.01(d) in accordance with the terms thereof.

(e)          Payment of Incentive Compensation Amount. On the Closing Date, Buyer shall pay, or cause to be paid, on behalf of the Company, the Incentive Compensation Amount, less each Participant’s Allocable Share of the Escrow Amount and the Representative Amount, and net of withholding and the employee’s portion of any employment Taxes, if any, which shall be remitted instead by Buyer to the applicable taxing authority, by wire transfer of immediately available funds to the Persons and in the amounts calculated by the board of directors of the Company in accordance with the Incentive Compensation Plan and delivered by the Company to Buyer two (2) business days prior to the Closing Date.

(f)          Payment of Company Transaction Expenses. With respect to any Company Transaction Expenses that remain unpaid on the Closing Date or that will remain unpaid after the Closing, the Company shall submit to Buyer reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Buyer to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Company Transaction Expenses shall have been paid in full.

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(g)          Paying Agent Agreement. The Paying Agent Agreement will provide, subject to the terms and conditions set forth therein, that on the Closing Date (A) the Paying Agent will deliver to the Buyer the Certificates theretofore received by the Paying Agent, and (B) the Paying Agent will make the following payments from the proceeds of the wire transfer received by the Paying Agent from the Buyer pursuant to Section 3.01(c):

(i)          the Paying Agent will pay the Escrow Agent an amount equal to the Escrow Amount (for the benefit of the Holders in accordance with their respective Allocable Share) to be held and disbursed in accordance with the terms of the Escrow Agreement;

(ii)         the Paying Agent will pay the Representative an amount equal to the Representative Amount (for the benefit of the Holders in accordance with their respective Allocable Share); and

(iii)        the Paying Agent will pay to each Holder an amount equal to the Estimated Merger Consideration that such Holder is entitled to in respect of such Holder’s Company Shares and Warrants pursuant to Section 3.02 (less an amount equal to the product of (x) such Holder’s Allocable Share attributable solely to such Holder’s Company Shares and Warrants and (y) an amount equal to the sum of the Escrow Amount and the Representative Amount), in the following order and priority:

(1) First, with respect to each share of Series D Preferred Stock issued and outstanding immediately prior the Effective Time, the Series D Preferred Stock Merger Consideration;

(2) Second, with respect to each share of Series C Preferred Stock issued and outstanding immediately prior the Effective Time, the Series C Preferred Stock Merger Consideration;

(3) Third, with respect to each share of Series B Preferred Stock issued and outstanding immediately prior the Effective Time, the Series B Preferred Stock Merger Consideration; and

(4) Finally, with respect to each Warrant and each Common Share issued and outstanding immediately prior the Effective Time, the Warrant Consideration shall be allocated pro rata among the Holders of Warrants, and the Common Stock Merger Consideration shall be allocated pro rata among the Holders of Common Shares.

Section 3.02         Effect of the Merger on Capital Stock of the Company.

(a)          Conversion of Preferred Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Holders:

(i)          Each share of Series D Preferred Stock issued and outstanding immediately prior the Effective Time shall be cancelled and extinguished, and each such Preferred Share shall be converted into the right to receive the Series D Preferred Stock Merger Consideration, in cash, without interest, payable to the holder thereof, after surrender of the Certificate representing such Preferred Share, in the order and priority set forth in Section 3.01(g)(iii).

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(ii)         Each share of the Series C Preferred Stock of the Company issued and outstanding immediately prior the Effective Time shall be cancelled and extinguished, and each such Preferred Share shall be converted into the right to receive the Series C Preferred Stock Merger Consideration, in cash, without interest, payable to the holder thereof, after surrender of the Certificate representing such Preferred Share, in the order and priority set forth in Section 3.01(g)(iii).

(iii)        Each share of the Series B Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time, shall be cancelled and extinguished, and each such Preferred Share shall be converted into the right to receive the Series B Preferred Stock Merger Consideration, in cash, without interest, after surrender of the Certificate representing such Preferred Share, in the order and priority set forth in Section 3.01(g)(iii).

(b)          Conversion of Common Shares. At the Effective Time, each Common Share shall, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Holders, be cancelled and extinguished, and each such Common Share shall be converted into the right to receive the Common Stock Merger Consideration, in cash, without interest, after surrender of the Certificate representing such Common Share, in the order and priority set forth in Section 3.01(g)(iii), other than with respect to Dissenting Shares.

(c)          Treasury Stock. Each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(d)          Conversion of Warrants. At the Effective Time, each Warrant shall, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Holders, be cancelled and extinguished, and each such Warrant shall be converted into the right to receive the Warrant Consideration, in cash, without interest, after surrender of the Certificate representing such Warrant, in the order and priority set forth in Section 3.01(g)(iii).

(e)          Surrender of Certificates. As soon as practicable, but no later than five (5) business days after the date hereof, the Company shall mail to each Holder of record of a certificate representing outstanding Company Shares and Warrants (the “Certificates”) a letter of transmittal in the form of Exhibit F (the “Letter of Transmittal”) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration contemplated to be paid to the Holders pursuant to this Section 3.02. As a condition to each Certificate holder’s receipt of a portion of the Merger Consideration, but subject to Section 3.05 hereof, each holder of a Certificate shall (i) surrender a Certificate to the Representative or its designee for cancellation and (ii) deliver an executed Letter of Transmittal. Upon receipt by the Buyer or the Paying Agent, as applicable, of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Aggregate Preferred Stock Merger Consideration, the Common Stock Merger Consideration or the Warrant Consideration, as applicable (adjusted in each case as contemplated in Section 3.03) represented by such Certificate as set forth above, which Merger Consideration shall be payable upon such proper surrender by Buyer or the Paying Agent, as applicable, by delivery of a certified or bank cashier’s check or by wire transfer, and the Certificate so surrendered shall forthwith be cancelled upon delivery thereof to Buyer or the Paying Agent, as applicable. No interest will be paid or accrued on any portion of the Merger Consideration payable to holders of Certificates.

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Section 3.03         Post-Closing Adjustment.

(a)          Post-Closing Determination. Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the Representative the Buyer’s determination of the Merger Consideration, including the Cash Amount, Indebtedness Amount, Net Working Capital Amount, Incentive Compensation Amount (including the employer portion of any employment Taxes payable with respect thereto), and the Company Transaction Expenses assumed or paid by Buyer, Merger Sub, the Surviving Corporation or any Subsidiary (the “Draft Computation”), provided that payoff letters shall conclusively establish the Indebtedness Amount owed to such lender. The Draft Computation shall be prepared and the Net Working Capital Amount shall be determined on a consolidated basis using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet, and shall not include any changes in assets or liabilities as a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the Transactions. The parties agree that the purpose of preparing the Draft Computation and determining the Merger Consideration, including the Net Working Capital Amount, and the related adjustment contemplated by this Section 3.03, is to measure the difference between the Merger Consideration and the Estimated Merger Consideration, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Draft Computation or determining the Merger Consideration or any component part thereof. The Buyer will make available to the Representative and its auditors all records and work papers used in preparing the Draft Computation, and its employees and advisors. If the Representative disagrees with any aspect of the Draft Computation, the Representative may, within 60 days after receipt of the Draft Computation, deliver a notice (an “Objection Notice”) to the Buyer setting forth the Representative’s determination of the Merger Consideration. If the Representative does not deliver an Objection Notice to the Buyer within 60 days after receipt of the Draft Computation, then the parties hereto will be deemed to have agreed to the Draft Computation and the components of such Draft Computation shall be deemed to be finally determined as set forth therein. The Buyer and the Representative shall use reasonable efforts to resolve any disagreements as to the Draft Computation and the Objection Notice, but if they do not obtain a final resolution within 60 days after the Buyer has received the Objection Notice, the Buyer and the Representative shall jointly retain McGladrey LLP or, if McGladrey LLP is unable or unwilling to serve in such capacity, such accounting firm as is mutually agreed upon by the parties (such firm, the “Firm”) to resolve any remaining disagreements. If the parties are unable to agree on the selection of the Firm within five (5) business days after expiration of such sixty (60) day period, the Firm shall be appointed by the American Arbitration Association. The Buyer and the Representative shall direct the Firm to render a determination within 30 days after its retention and the Buyer, the Representative and their respective agents shall cooperate with the Firm during its engagement. The Firm may consider only those items and amounts in the Draft Computation or Objection Notice which the Buyer and the Representative are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on written submissions by the Buyer and the Representative (i.e., not on independent review) and on the definitions included herein. The determination of the Firm shall be conclusive and binding upon the Buyer, the Representative and the Holders. Until the Firm makes its determination, the costs and expenses of the Firm shall be borne equally by the Buyer, on the one hand, and the Representative (on behalf of the Holders in accordance with their respective Allocable Share), on the other hand; provided that, when the Firm makes its determination, the costs and expenses of the Firm shall be allocated between the Representative (on behalf of the Holders in accordance with their respective Allocable Share), on the one hand, and the Buyer, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Representative claims the Merger Consideration is $1,000 greater than the amount determined by the Buyer, and the Buyer contests only $500 of the amount claimed by the Representative, and if the Firm ultimately resolves the dispute by awarding the Holders $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Representative (on behalf of the Holders in accordance with their respective Allocable Share).

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(b)          Post-Closing Adjustment.

(i)          Payment by the Buyer. If the Merger Consideration as finally determined pursuant to Section 3.03(a) exceeds the Estimated Merger Consideration, within five (5) business days after such final determination thereof the Buyer shall pay to the Representative (on behalf of the Holders), by wire transfer or delivery of other immediately available funds, an amount equal to such excess plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to 3% per annum by wire transfer or delivery of other immediately available funds.

(ii)         Payment on Behalf of the Holders. If the Merger Consideration as finally determined pursuant to Section 3.03(a) is less than the Estimated Merger Consideration, then within five (5) business days after such final determination thereof, the Representative shall pay to the Buyer from the Representative Amount an amount equal to such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to 3% per annum.

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Section 3.04         Representative.

(a)          Appointment. Each Holder, by executing and delivering a Letter of Transmittal or other applicable documents, irrevocably constitutes and appoints the Representative, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of any Holder that may be necessary, convenient or appropriate to facilitate the consummation of the Transactions contemplated by this Agreement and/or the Other Agreements, including but not limited to: (i) execution of the Other Agreements and other documents and certificates pursuant to this Agreement or the Other Agreements; (ii) receipt of payments under or pursuant to this Agreement or the Other Agreements and disbursement thereof to the Holders and others, in accordance with this Agreement or the Other Agreements and subject to the terms hereof or thereof; (iii) receipt and forwarding of notices and communications pursuant to this Agreement or the Other Agreements; (iv) administration of the provisions of this Agreement and the Other Agreements; (v) giving or agreeing to, on behalf of all or any of the Holders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement or the Other Agreements and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or the Other Agreements or any of the instruments to be delivered to the Buyer pursuant to this Agreement or the Other Agreements; (vii) taking actions the Representative is expressly authorized to take pursuant to the other provisions of this Agreement or the Other Agreements; (viii) (A) dispute or refrain from disputing, on behalf of each Holder relative to any amounts to be received by such Holder under this Agreement, the Other Agreements or any agreements contemplated hereby or thereby, any claim made by the Buyer under this Agreement, the Other Agreements or other agreements contemplated hereby or thereby, (B) negotiate and compromise, on behalf of each such Holder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, the Other Agreements or any other agreement contemplated hereby or thereby, and (C) execute, on behalf of each such Holder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Holders in connection with this Agreement, the Other Agreements or any other agreement contemplated hereby or thereby and paying any fees related thereto. Each Holder agrees that, with respect to any Indebtedness included in the Indebtedness Amount for which a payoff letter has been obtained in connection with the Closing, he, she or it will not contest or dispute the amount of such Indebtedness included in the Indebtedness Amount if such amount has been approved for inclusion by the Representative.

(b)          Authorization. Notwithstanding Section 3.04(a), in the event that the Representative, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Holders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from, and/or to confer with, any or all of the Holders prior to acting on their behalf. The Representative may obtain such further authorization (i) at a meeting of the Holders, called by the Representative with at least five days advance notice in writing to all of the Holders, at which the holders of a majority of the votes referred to in the next sentence are present and approve such authorization or (ii) in the form of a writing executed by the Holders entitled to a majority of the number of votes referred to in the next sentence, which writing shall thereafter be sent to all Holders that did not execute such writing promptly after its execution, provided that the failure to send such writing to such Holders shall not render invalid or void any such authorization. In such event, each Holder shall have a number of votes equal to such Holder’s Allocable Share multiplied by 100 and the authorization of a majority of such number of votes shall be binding on all of the Holders and shall constitute the authorization of the Holders.

(c)          Reliance. The Buyer shall be fully protected in dealing with the Representative under this Agreement and may rely upon the authority of the Representative to act on behalf of the Holders. Any payment by the Buyer to the Representative to the extent authorized under this Agreement shall be considered a payment by the Buyer to the Holders. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Holders in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Law.

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(d)          Acts of the Representative. The Representative may resign from its capacity as Representative at any time by written notice delivered to the Buyer. If there is a vacancy at any time in the position of Representative for any reason, such vacancy shall be filled by a Holders’ vote in the manner contemplated by Section 3.04(b).

(e)          No Liability. The Representative shall not be liable to the Holders in its capacity as the Representative for any liability of a Holder or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the Other Agreements. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and, without limiting the foregoing, it shall incur no liability in its capacity as Representative to the Holders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

(f)          Expenses and Liabilities. Any expenses or liabilities incurred by the Representative in connection with the performance of its duties under this Agreement or the Other Agreements shall not be the personal obligation of the Representative but shall be payable by the Holders based on each Holder’s Allocable Share. The Representative may from time to time submit invoices to the Holders covering such expenses and/or liabilities and, upon the request of any Holder, shall provide such Holder with an accounting of all expenses paid. In addition to any other rights or remedies, the Representative may offset any amounts determined by it to be owed to the Representative against the Representative Amount and against any amounts to be paid to the Holders hereunder.

(g)          Indemnification of the Representative. The Holders shall severally, but not jointly, indemnify and hold harmless, pro-rata based on each Holder’s Allocable Share, the Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Representative’s execution and performance (solely in its capacity as the Representative and not in its capacity as a Holder) of this Agreement.

(h)          Distributions by Representative. At such time or times as the Representative may determine in its discretion, the Representative shall distribute (i) any payment made to the Representative under Section 3.03(b)(i) with respect to the Net Working Capital Amount, (ii) any funds remaining in the Escrow Account after expiration of the Survival Period, (iii) any portion of the Representative Amount that has not been utilized by it to satisfy its liabilities or expenses as the Representative or other obligations of the Holders hereunder, and (iv) any amounts paid to the Representative pursuant to Section 8.04(d). The Representative shall pay over to the Participants their respective Allocable Share of the foregoing funds and distribute the remainder of such funds to the Holders in a manner that gives effect to Section 3.01(g)(iii) hereof. The distributions contemplated by this Section 3.04(h) shall be made net of any amounts owed by any Holder to the Representative and net of any applicable withholding taxes.

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Section 3.05         Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form acceptable to the Buyer and shall include customary indemnification for such affidavit) by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 3.06         Effect of Merger on Capital Stock of Surviving Corporation. At the Effective Time, each share of Merger Sub’s common stock, par value $0.001 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Company Holders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

Section 3.07         Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and are held by Stockholders owning Company Shares who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL or otherwise in connection with the Transactions. The Company shall timely take all actions necessary in connection with providing to Stockholders owning Company Shares any notices or other rights to which they are entitled under applicable Law in connection with the availability of statutory appraisal rights. The Company shall give Buyer prior to Closing (i) prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration (adjusted as contemplated by Section 3.04) in accordance with Section 3.01 and Section 3.02, and (ii) promptly following the occurrence of such event, Buyer or the Paying Agent, as applicable, shall deliver the portion of the Merger Consideration (adjusted as contemplated by Section 3.04) to which such holder is entitled, in accordance with the terms of this ARTICLE 3.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that each statement contained in this ARTICLE 4 is correct and complete, except as set forth in the Schedules accompanying this Agreement or in any Updated Schedule delivered pursuant to Section 6.03, in each case that corresponds to the Sections of this Agreement with respect to which such disclosure is made (each a “Schedule” and, collectively, the “Schedules”). The disclosure of any matter in any Schedule shall be deemed to be disclosure of such matter with respect to any other Schedule to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty of such other Schedule. The inclusion of any item in the Schedules (a) shall not be deemed to be an admission or evidence of materiality of such item or that such item has a Material Adverse Effect and (b) shall not establish any standard of materiality for any purpose whatsoever. Capitalized terms used in the Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

Section 4.01         Organization and Qualification. Each of the Company and the Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and the Subsidiaries has full corporate, limited liability company or other entity power and authority to own or lease its respective properties and to conduct its respective businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted, except where the failure to have such power and authority has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The copies of the Company’s and each Subsidiary’s articles of incorporation and by-laws or other equivalent governing documents, each as amended to date and each heretofore made available to the Buyer and/or its agents, are complete and correct, and no amendments thereto are pending. The Company and each Subsidiary are duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such jurisdictions are listed on Schedule 4.01. Except as set forth on Schedule 4.01, neither the Company nor any Subsidiary uses or has obtained the right to use any fictitious name or trade name in any jurisdiction.

Section 4.02         Subsidiaries; Securities Owned. The Company has no, nor has it had since the Reference Date any, direct or indirect Subsidiaries other than those listed on Schedule 4.02 hereto. Except as set forth on Schedule 4.02 hereto, neither the Company nor any Subsidiary owns any securities issued by any other business organization or Governmental Authority (other than Cash and securities of other Subsidiaries of the Company).

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Section 4.03         Capitalization.

(a)          The total authorized capital stock of the Company consists of 1,309,000 shares, consisting of: 200,000 shares of Class A Common Stock, of which 32,000 shares are issued and outstanding as of the date hereof; 200,000 shares of Class B Common Stock, of which 7,000 shares are issued and outstanding as of the date hereof; and 909,000 shares of Preferred Stock. Of the authorized Preferred Stock: (i) 2,500 shares have been designated Series B Preferred Stock, of which 2,500 shares are issued and outstanding as of the date hereof, (ii) 800,000 shares have been designated Series C Preferred Stock, of which 500,000 shares are issued and outstanding as of the date hereof, and (iii) 9,000 shares have been designated Series D Preferred Stock, of which 8,598 shares are issued and outstanding as of the date hereof. The Company does not have any other shares of preferred stock or any other shares of capital stock authorized, designated, issued or outstanding. All of the Company Shares are duly and validly issued and outstanding, and are fully paid and non-assessable, were issued in accordance with applicable Law, and are owned of record by the Persons set forth on Schedule 4.03. Except as set forth on Schedule 4.03, there are no outstanding subscriptions, options, warrants, phantom stock or appreciation rights, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.

(b)          All of the issued and outstanding shares of capital stock or other ownership interest of each Subsidiary of the Company are duly and validly issued and outstanding, and are fully paid (in compliance with applicable Laws) and non-assessable and were issued in accordance with applicable Law. All of the issued and outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company are directly or indirectly owned by the Company, free and clear of all Liens, except for Liens that will be released at the Closing. Except as set forth on Schedule 4.03 hereof, there are no outstanding subscriptions, options, warrants, phantom stock or appreciation rights, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of any Subsidiary of the Company.

(c)          There is no capital stock or other equity interest of the Company or any Subsidiary held in treasury. Except as set forth on Schedule 4.03, there are no voting trusts, proxies or other agreements or understandings to which the Company, any Subsidiary or any Holder is a party or by which the Company, any Subsidiary or any Holder is bound with respect to the voting of the Company’s or any Subsidiary’s capital stock or other equity interests; provided that, with respect to any Holder other than the ACAS Holders, the representation and warranty set forth in this sentence is made to the Knowledge of the Company.

Section 4.04         Authority of the Company.

(a)          The Company has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the Transactions contemplated hereby and thereby. Subject to obtaining the Requisite Stockholder Approval, the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(b)          Subject to obtaining the Requisite Stockholder Approval and to providing to any Dissenting Stockholders such notice that is required under applicable Law (which the Company shall be required to provide to Stockholders pursuant to Section 3.07 of this Agreement), the execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

(i)          do not and will not violate any provision of the certificate of incorporation or by-laws or other equivalent governing document of the Company or any Subsidiary;

(ii)         do not and will not violate any Laws of the United States, or any state or other jurisdiction applicable to the Company or any Subsidiary, or require the Company or any Subsidiary to obtain any Consent that has not been obtained or filed, which violation has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and

(iii)        do not and will not result in a breach of, constitute a default (or an event which, with or without notice, lapse of time or both would constitute a default) under, accelerate any obligation under, give rise to a right of termination or modification of, or result in the creation or imposition of a Lien upon any property or assets of the Company or any Subsidiary pursuant to, any Contract, Order or Approval to which the Company or any Subsidiary is a party or by which the property of the Company or any Subsidiary is bound, except where any of the foregoing has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as otherwise set forth on Schedule 4.04 hereto.

Section 4.05         Compliance with Laws. Except as set forth on Schedule 4.05 hereto, the Company and each Subsidiary is in compliance, and, at all times since the Reference Date has been in compliance, in all material respects with all applicable Laws promulgated by any federal, state, municipal or other governmental authority (a “Governmental Authority”) which are applicable to the operation of the business of the Company and the Subsidiaries as now and previously conducted and/or any of their respective properties or assets, except where such violation has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written, or, to the Knowledge of the Company, oral notification or communication from any Governmental Authority asserting that the Company or any Subsidiary is not in such material compliance. No Governmental Authority has indicated to the Company or any Subsidiary in writing an intention to conduct an investigation or review with respect to Company or any Subsidiary, and, to the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any Subsidiary is pending or threatened. Notwithstanding the foregoing, the representations and warranties in Section 4.18 together with (a) the representations and warranties set forth in Section 4.07 are the sole and exclusive representations and warranties relating to compliance with Tax Laws, (b) the representations and warranties set forth in Section 4.19 are the sole and exclusive representations and warranties relating to Laws governing Employee Benefit Plans, (c) the representations and warranties set forth in Sections 4.20 and 4.22 are the sole and exclusive representations and warranties relating to compliance with labor and employment Laws, and (d) the representations and warranties set forth in Section 4.21 are the sole and exclusive representations and warranties relating to compliance with Environmental Laws.

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Section 4.06         Advisory and Other Fees. Neither the Company nor any Subsidiary or Holder has incurred nor shall any of them become liable for any advisory fee, broker’s commission or finder’s fee relating to or in connection with the Transactions contemplated by this Agreement, other than advisory fees payable to Donnelly Penman Partners (“Donnelly Penman”), which fees shall be paid as provided in Section 12.04.

Section 4.07         Taxes. Except as set forth on Schedule 4.07 hereto:

(a)          (i) Since the Reference Date, all Tax Returns of or with respect to the Company and each Subsidiary required by Law to be filed have been timely filed in accordance with the Laws, regulations and administrative requirements of the appropriate Taxing Authorities. All such Tax Returns that have been filed were true, correct and complete in all material respects;

(ii)         The Company and each Subsidiary has timely paid or caused to be paid as of the date hereof all material Taxes due and owing by it (whether or not shown on any Tax Returns), except to the extent such Taxes are being contested in good faith by the Company or any Subsidiary or are properly reserved for on the books or records of the Company. All material Taxes that the Company and each Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority; and

(iii)        Since the Reference Date, there has not been any audit of any Tax Return filed by or with respect to the Company or any Subsidiary or any investigations or claims for or relating to Taxes for which the applicable statute of limitations has not expired, no audit of any such Tax Return of or including the Company or any Subsidiary or any such investigation or claim is in progress, and neither the Company nor any Subsidiary has been notified in writing by any Taxing Authority that any audit, investigation or claim is contemplated or pending. Since the Reference Date, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no material deficiencies for Taxes claimed, proposed or assessed by any Taxing Authority regarding the Company or any Subsidiary that have not yet been fully and finally resolved. No extension of a statute of limitations relating to Taxes is currently in effect with respect to the Company or any Subsidiary.

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(b)          Neither the Company nor any Subsidiary is a party to, is bound by or has any obligation under, any agreement relating to allocating or sharing the payment of, or liability for, Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6 (or a similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(c)          No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has agreed to or is required to make any adjustment for any period after the Closing Date pursuant to Section 481(a) of the Code by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of the Company or any Subsidiary and the IRS has not proposed in writing any such adjustment or change in accounting method.

(d)          There are no Liens for Taxes upon any of the properties or assets of the Company or any Subsidiary, other than Liens for current Taxes not yet due and payable. None of the property of the Company or any Subsidiary (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) is subject to a tax benefit transfer lease under the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.

(e)           Since the Reference Date, neither the Company nor any Subsidiary has (i) applied for or received any tax ruling, or (ii) been a party to any agreement or arrangement that has resulted or is reasonably likely to result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or deferred compensation within the meaning of Section 409A of the Code.

(f)           None of the property owned or used by the Company or any Subsidiary is subject to a lease that is treated as other than an “operating lease” for federal income tax purposes.

(g)          Since the Reference Date, neither the Company nor any Subsidiary (i) has distributed stock or equity of another Person, or has had its stock or equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code, or (ii) has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treas. Reg. 1.6011-4.

(h)          Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) prepaid amount received on or prior to the Closing Date; or (iv) election under Code Section 108(i).

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(i)         The Company is not, nor has it been since the Reference Date, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

Section 4.08       Litigation. Except as set forth in Schedule 4.08, there is no, and since the Reference Date there has not been any, material Action pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiaries. No reservation of rights or denial of insurance coverage has been issued by any insurance carrier with respect to the Actions set forth on Schedule 4.08. To the Company’s Knowledge, there is no material Action pending or threatened against or involving any officer, director, stockholder or employee of the Company in connection with such officer, director, stockholder or employee’s relationship with, or actions taken on behalf of, the Company or any Subsidiary. The Company is not a party to or subject to the provisions of any material Order of any Governmental Authority, except for any such Orders that have been fully satisfied and are listed on Schedule 4.08. With respect to the Orders listed on Schedule 4.08, the Company has complied in all material respects, and has not breached in any material respect, any such Order.

Section 4.09      Financial Statements; Accounts Receivable.

(a)        The Company has delivered to the Buyer true, complete and accurate copies of the following financial statements, attached as Schedule 4.09(a) hereto:

(i)          audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011 and audited consolidated statements of operations, shareholder’s equity, and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”); and

(ii)         unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 (the “Latest Balance Sheet”) and the related statements of operations and cash flows for the fiscal year then ended (collectively, the “Unaudited Financial Statements”). The Audited Financial Statements together with the Unaudited Financial Statements are referred to herein as the “Financial Statements.”

(b)         The Audited Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the relevant entities at the dates of said statements and the results of their operations and cash flows for the periods covered thereby. The Unaudited Financial Statements have been prepared in accordance with GAAP applied consistently during the period covered thereby, and present fairly in all material respects the financial condition of the Company and the Subsidiaries at the date of such statements and the results of their operations and cash flows for the period covered thereby, except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do they reflect year-end adjustments.

(c)         Except as set forth on Schedule 4.09(c) hereto, since the date of the Latest Balance Sheet, neither the Company nor any of the Subsidiaries has any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) the Liabilities reflected or reserved against on the Latest Balance Sheet (including all notes thereto); (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet; (iii) Company Transaction Expenses incurred in connection with the Transactions; and (iv) Liabilities which, individually are less than $25,000 and, in the aggregate, are less than $100,000.

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(d)          Since the date of the Audited Financial Statements, there has been no material change in any accounting or tax policies, principles, methods or practices of the Company or any Subsidiary.

(e)          All accounts receivable of reflected on the Latest Balance Sheet and those otherwise reflected in the books of the Company or any Subsidiary after the date of the Latest Balance Sheet represent bona fide transactions made in the ordinary course of business of the Company and its Subsidiaries consistent with past practice. Except as set forth on Schedule 4.09(e) attached hereto, all of the accounts receivable of the Company and each Subsidiary relate solely to sales of goods or services, including services relating to tooling associated with the Products, to the customers of such Person, none of which are Affiliates of the Company or any Subsidiary. All rebates receivable from vendors of the Company and each Subsidiary and reflected on the Latest Balance Sheet have been, and all rebates receivable from vendors of the Company or any Subsidiary generated subsequent to the date of the Latest Balance Sheet have been, booked in connection with actual purchases of product in the ordinary course of business consistent with past practice.

Section 4.10         Transactions with Affiliates. Except as set forth on Schedule 4.10 hereto and except to the extent reflected in the Financial Statements, since the date of the Audited Financial Statements there have been no material Contracts of any kind between the Company or any Subsidiary and any Person (other than the Company or any Subsidiary) who is an Affiliate of the Company or any Subsidiary. No officer, director or manager of the Company or any Subsidiary nor, except as set forth on Schedule 4.10, any ACAS Holder (nor any Affiliate of any such Person) has, directly or indirectly, (a) any economic interest in any Person (other than passive investments that do not involve any participation in the management or affairs of such Person) that has engaged in competition with the Company or any Subsidiary, or (b) any economic interest in any Person (other than passive investments that do not involve participation in the management or affairs of such Person) that purchases from or sells or furnishes to the Company or any Subsidiary any services or products. Schedule 4.10 lists all loans currently outstanding from or to the Company or any Subsidiary to or by any employee.

Section 4.11         Real Properties.

(a)           The Company or the Subsidiaries have good and marketable title to the real properties set forth on Schedule 4.11(a) (the “Owned Real Property”) free and clear of Liens, except for Permitted Liens, Liens that will be released at Closing and as set forth on Schedule 4.11(a). No Owned Real Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any third party except as has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b)          Schedule 4.11(b) hereto sets forth each lease or other agreement under which the Company or any Subsidiary leases or has rights in any material real property (the “Real Property Leases” and, each individually, a “Real Property Lease”). True and complete copies of the Real Property Leases have been made available to the Buyer and/or its agents by the Company. Except as set forth on Schedule 4.11(b) hereto, the Company and each Subsidiary have a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases set forth on Schedule 4.11(b) hereto (individually, the “Leased Real Property” and, collectively, the “Leased Real Properties”), free and clear of all Liens other than Permitted Liens.

(c)          No material Approval pertaining to the leasing or operation of any Owned Real Property or Leased Real Property, other than those which are transferable with such property, is required by any Governmental Authority. No Company has received a written notice of any pending condemnation proceedings or eminent domain proceedings of any kind against the Leased Real Properties and, to the Knowledge of the Company, none are threatened against any of the Leased Real Properties. To the Knowledge of the Company, all of the parcels of Leased Real Property are occupied under a valid and current certificate of occupancy or similar permit.

(d)          Except for any conditions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all buildings, structures, material fixtures and material operating systems located on the Leased Real Properties, taken as a whole, are in satisfactory condition and repair and adequate for the uses for which they are being put as currently conducted thereon, ordinary wear and tear excepted.

Section 4.12         Absence of Material Adverse Effect. Except as set forth on Schedule 4.12 hereto, since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect.

Section 4.13         Absence of Certain Changes. Except as set forth on Schedule 4.13 hereto, or as contemplated by this Agreement, the Company and each Subsidiary have complied in all material respects with the covenants and restrictions set forth in Section 6.01 hereof to the same extent as if this Agreement had been executed on, and had been in effect since, the date of the Audited Financial Statements. Except as set forth on Schedule 4.13, since the date of the Audited Financial Statements, the Company and each Subsidiary has conducted the business and its operations only in the ordinary course of business consistent with past practice and, without limiting the generality of the foregoing, there has not been, occurred or arisen, directly or indirectly, any of the following events:

(a)          termination or amendment (or notice of termination or amendment) of any Material Contract with any customer of the Company or any Subsidiary representing individually $75,000 or in the aggregate $200,000 or more of the revenues of its respective business in any calendar year;

(b)          any acquisition, disposition or other transfer by the Company or any Subsidiary of any asset or property having a value in excess of $50,000 other than in the ordinary course of business consistent with past practice, or any mortgage, pledge or imposition of any Lien (other than Permitted Liens) on any asset or property of the Company or any Subsidiary or any merger or consolidation with or acquisition of an interest of any Person;

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(c)          any non-cash dividends or other non-cash distributions declared or paid to the stockholders or members of the Company or any Subsidiary;

(d)          except for annual or periodic increases made in the ordinary course of business consistent with past practice, and except for such increases which, individually are less than $25,000 and, in the aggregate, are less than $100,000, (i) any increase (whether in cash, stock or property) in the base salary or other compensation payable or to become payable by the Company or any Subsidiary to any of its officers, directors, managers, employees or consultants, (ii) any increase in the payments or benefits under any Employee Benefit Plan, or (iii) any declaration, payment or commitment or obligation of any kind for the payment by the Company or any Subsidiary of a severance payment, termination payment, bonus, profit sharing, deferred compensation or other additional salary or compensation to any such person, other than pursuant to the terms of any existing written agreement, policy or plan;

(e)          incurrence of any material Indebtedness or other material Liabilities (other than Liabilities incurred in the ordinary course of business consistent with past practice), except to the extent reflected in the Financial Statements or incurred after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice;

(f)          cancellation of any material Indebtedness;

(g)          written off as uncollectible, discounted or accelerated the payment of any material notes or material accounts receivable;

(h)          any commitment for capital expenditures or individual commitment in excess of $100,000 that was not otherwise included in the expenditure information provided to the Buyer;

(i)          any event that has had or would reasonably be expected to have a Material Adverse Effect; or

(j)          any agreement by the Company or any Subsidiary to do any of the things described in the preceding clauses of this Section 4.13 (other than negotiations with the Buyer and its representatives and the Transactions contemplated by this Agreement).

Section 4.14        Tangible Personal Property.

(a)          Except as set forth on Schedule 4.14(a) hereto, the Company and each Subsidiary has good title to all of the items of tangible personal property reflected on the Latest Balance Sheet, except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice. All such tangible personal property is owned free and clear of all Liens, except for (A) Liens identified on Schedule 4.14(a) hereto, (B) Liens which, individually or in the aggregate, do not materially detract from the value, or materially interfere with the present use, of the Company’s or any Subsidiary’s aggregate tangible personal property, (C) Liens for Taxes and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty and (D) Liens arising or incurred in the ordinary course of business consistent with past practice.

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(b)          The Inventory of the Company and each Subsidiary has been recorded on the Latest Balance Sheet in accordance with GAAP. Except as set forth on Schedule 4.14(b), none of the Inventory is held on consignment, or otherwise, by third parties. The Inventory not written off on the Latest Balance Sheet has been priced at the lower of cost or market on a first in, first out basis.

Section 4.15        Intellectual Property.

(a)          Schedule 4.15(a) hereto sets forth a list of all registered or recorded Intellectual Property and any other material Intellectual Property used or held for use in the business of the Company or any Subsidiary, and such Schedule correctly designates such Intellectual Property as owned by, licensed to or by or sublicensed to or by the Company or any Subsidiary. Except as set forth on Schedule 4.15(a) hereto, to the Knowledge of the Company, no Intellectual Property is owned by a third party that is necessary for the operation of the Company’s business. Except as set forth on Schedule 4.15(a) hereto, since the Reference Date, neither the Company nor any Subsidiary has received any written notice of infringement or misappropriation of or conflict with asserted rights of others with respect to any Intellectual Property that are owned or used by, or licensed to, the Company or any Subsidiary.

(b)          Except as set forth on Schedule 4.15(b):

(i)          the Company and each Subsidiary has good and marketable title to and possesses all right, title, and interest in and to, or a valid and enforceable license to use, as the case may be, all of the Intellectual Property, free and clear of any Liens except Permitted Liens;

(ii)         the manufacture, use, sale, offer for sale or importation by the Company or any Subsidiary of the Products does not, in any material respect, infringe or misappropriate the Intellectual Property of any Person;

(iii)        to the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Intellectual Property of the Company or any Subsidiary by any Person or any current or former officer, employee, independent contractor or consultant of the Company or any Subsidiary;

(iv)        since the Reference Date, except with respect to the terms and conditions governing purchase orders between the Company or any Subsidiary and their respective customers, neither the Company nor any Subsidiary has entered into any Contract to indemnify any Person against any claim of infringement, misappropriation or other violation of Intellectual Property; and

(v)         since the Reference Date, neither the Company nor any Subsidiary has been charged in any Action with, and has not charged others with, unfair competition, infringement, misappropriation, copying, wrongful use or any other violation or improper or illegal activity with respect to or affecting any Intellectual Property or with claims contesting the validity, ownership or right to use or license any Intellectual Property.

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(c)          Since the Reference Date, all employees, consultants and independent contractors of the Company and each Subsidiary who are or were involved in, or who have contributed to, the creation or development of the Intellectual Property of the Company or any Subsidiary, either have (i) created all such Intellectual Property as works for hire for the Company and/or the applicable Subsidiary, or (ii) executed and delivered to the Company confidentiality or assignment of inventions agreements assigning to the Company ownership of such Intellectual Property conceived or created by them (whether solely or jointly with others) in the forms made available by the Company to Buyer. Schedule 4.15(c) contains a complete and accurate list of all Contracts (i) under which the Company or any of the Subsidiaries use, or have the right or license to use, any Intellectual Property of any Person, other than licenses and related services agreements for commercially available “off the shelf” software in object code form that is not distributed by the Company or any of the Subsidiaries, and (ii) under which the Company or any of the Subsidiaries have licensed to others the right to use or agreed to transfer to others any Intellectual Property, other than non-exclusive customer licenses for customers’ internal use only granted in the ordinary course of business. The Company and each Subsidiary has taken all reasonable and practicable steps to protect and preserve the confidentiality of trade secrets comprising the Intellectual Property, and all use by the Company and each Subsidiary of trade secrets comprising the Intellectual Property not owned by the Company or any Subsidiary complies, and since the Reference Date has complied, in all material respects with the terms of an agreement between the Company and each Subsidiary and the owner of, or party providing, such trade secrets, or is otherwise lawful.

Section 4.16       Material Contracts. Except for the Contracts listed on Schedule 4.16 hereto (true and complete copies of which have been made available to Buyer and/or its agents) (the “Material Contracts”), neither the Company nor any Subsidiary is a party to or subject to:

(a)         any management or consulting Contract providing for the payment of more than $100,000 per annum;

(b)         any Contract for services or with respect to the employment, severance, retention, compensation or termination of any directors, officers, managers, employees or consultants involving the payment of more than $100,000 per annum which is not terminable on 60 or fewer days’ notice by the Company or any Subsidiary without liability for any material penalty or severance payment;

(c)         any change of control agreement with any of the directors, officers, employees or consultants of the Company or any Subsidiary;

(d)         any Contract for the purchase of any commodity, material or equipment in excess of $250,000 (other than purchase orders entered into in the ordinary course of business consistent with past practice);

(e)         any Contract (excluding outstanding purchase orders) with Material Customers or Material Suppliers;

(f)          any material Contract providing for the distribution of Products by or on behalf of the Company or any Subsidiary providing for the payment of more than $250,000 per annum which is not terminable on 60 or fewer days’ notice by the Company or any Subsidiary without penalty;

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(g)          any material Contract (not otherwise required to be disclosed in Schedule 4.16) providing for payments to or from the Company or any Subsidiary of more than $100,000 per annum or more than $200,000 in the aggregate and which cannot be terminated on 60 or fewer days’ notice by the Company or any Subsidiary without penalty (other than purchase orders entered into in the ordinary course of business consistent with past practice);

(h)          any other Contracts creating any obligation of the Company or any Subsidiary of more than $250,000 annually with respect to any such Contract (other than purchase orders entered into in the ordinary course of business consistent with past practice);

(i)           any material Contract requiring the purchase of all or substantially all of the Company’s or any Subsidiary’s requirements of a particular product from a supplier, except any Contract relating to the purchase of inventory in the ordinary course of business consistent with past practice;

(j)           any Contract which by its terms does not terminate or is not terminable by the Company or any Subsidiary within twelve (12) months after the date hereof without payment of a penalty of $250,000 or more;

(k)          any material Contract containing covenants limiting the freedom of the Company or any Subsidiary to engage in or compete with any Person in any business or in any geographical area;

(l)           any material partnership, joint venture or other similar Contract;

(m)         any material Contract containing an effective power of attorney granted by or to the Company or any of the Subsidiaries;

(n)          any Contract relating to the acquisition of substantially all of the assets or capital stock of any business enterprise;

(o)          any fidelity or surety bond or completion bond;

(p)          any lease of personal property having a value individually in excess of $100,000 per annum;

(q)          any Contract or commitment relating to the disposition of assets outside the ordinary course of business consistent with past practice;

(r)           any material Contract with any Governmental Authority; or

(s)          any material amendment, supplement or modification in respect of any of the foregoing Contracts.

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Since the Reference Date, (i) none of the Persons in the Company Knowledge Group has, on behalf of the Company or any of its Subsidiaries, entered into, and (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into, any oral agreement, contract, personal property lease, real property lease, capital lease, note, loan, evidence of indebtedness, guaranty, letter of credit, franchise agreement or employment agreement which would, had such agreement been in writing, constitute a Material Contract for purposes of the foregoing representations and warranties in this Section 4.16. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or such Subsidiary and, to the Knowledge of the Company, the other parties thereto, and are enforceable against the Company or such Subsidiary and, to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any third party is in default in complying with any material provisions thereof, nor has the Company or any of the Subsidiaries received written notice of any such default, which in each case would reasonably be expected to result in termination or acceleration of obligations under such Material Contracts, and no condition or event or facts exist which, with notice, lapse of time or both, would constitute such a default thereof on the part of the Company or such Subsidiary which default does or would reasonably be expected to have a Material Adverse Effect. Except with respect to the terms and conditions governing purchase orders for Products issued to the Company and its Subsidiaries by their respective customers, each Material Contract that contains a change in control clause or otherwise contractually requires the Consent of any Person in connection with this Agreement or any of the Transactions is appropriately identified as such on Schedule 4.16.

Section 4.16A     Material Purchase Orders. All Material Purchase Orders are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or such Subsidiary party thereto. Neither the Company nor any Subsidiary is in default in complying with any material provisions thereof, nor has the Company or any of the Subsidiaries received written notice of any such default, which in each case would reasonably be expected to result in termination or acceleration of obligations under such Material Purchase Orders, and no condition or event or facts exist which, with notice, lapse of time or both, would constitute such a default thereof on the part of the Company or such Subsidiary which default does or would reasonably be expected to have a Material Adverse Effect.

Section 4.17        Insurance.

(a)          Schedule 4.17 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company or any Subsidiary is a party (the “Insurance Policies”): (i) The name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number and the period of coverage; (iii) and the scope and amount of coverage.

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(b)          With respect to each such Insurance Policy: (i) The policy is binding and in full force and effect; and (ii) neither the Company nor any Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy. Except as set forth on Schedule 4.17, there are no outstanding claims by the Company or any Subsidiary under any such Insurance Policies. Since the Reference Date, there have been no lapses in coverage under any Insurance Policy and coverage limits under the Insurance Policies have not been exhausted or materially diminished. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any Insurance Policy. Since the Reference Date, neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Section 4.18         Permits. Except as set forth on Schedule 4.18 hereto, (i) the Company and each Subsidiary has obtained and is in compliance, and at all times since the Reference Date has been in compliance, with all permits, registrations, licenses, franchises, certifications and other approvals of or from any Governmental Authority (collectively, “Approvals”) necessary for the conduct of its business as presently conducted, except where the failure to obtain or comply with such Approvals has not and would not reasonably be expected to have a Material Adverse Effect, (ii) all such Approvals are valid and in full force and effect, except where the failure of such Approvals to be in full force and effect has not and would not reasonably be expected to have a Material Adverse Effect and will continue in full force and effect following the Closing, (iii) there is with respect to each such Approval no material Action or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened to modify or revoke such Approval, and no such Approval is subject to any outstanding Order or, to the Knowledge of the Company, investigation, that has or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.19         Employee Benefit Plans. All material Employee Benefit Plans maintained by the Company or to which the Company is obligated to contribute, are listed on Schedule 4.19 hereto. Except as set forth on Schedule 4.19 hereto: Neither the Company nor any Subsidiary has made any plan or commitment to establish any new Employee Benefit Plan, to modify any Employee Benefit Plan (except to the extent required by Law or to conform any Employee Benefit Plan to the requirements of any applicable Law or as required by this Agreement), or to enter into any Employee Benefit Plan. Except as set forth on Schedule 4.19:

(a)          The Company has made available to the Buyer and/or its agents (i) each Employee Benefit Plan, including all amendments thereto and all related trust documents, (ii) the two (2) most recent annual reports on Form Series 5500, and any required attachments thereto, if any, required under ERISA or the Code in connection with each Employee Benefit Plan, (iii) if any Employee Benefit Plan is funded, the most recent annual and periodic accounting of Employee Benefit Plan assets, (iv) the most recent summary plan description together with any summaries of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan, and (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code;

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(b)          all such Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with all applicable Laws, including without limitation, ERISA and the Code;

(c)          no such Employee Benefit Plan or, to the Knowledge of the Company, any trustee or administrator thereof nor any employee or any “fiduciary” has engaged in any material breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which has since the Reference Date subjected, or is reasonably likely to subject, any such Employee Benefit Plan or trustee or administration thereof, or any party dealing with any such Employee Benefit Plan, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code; no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or other breach of fiduciary responsibility, has occurred with respect to any Employee Benefit Plan that since the Reference Date has subjected, or would reasonably be expected to subject, the Company or any Subsidiary (or any officer, director or employee thereof) to any Tax, penalty or other Liability; there are no Actions pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Employee Benefit Plan or against the assets of any Employee Benefit Plan; there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor or any other Governmental Authority with respect to any Employee Benefit Plan; the Company and each Subsidiary has timely made all contributions and other payments required by and due under the terms of each Employee Benefit Plan;

(d)          no Employee Benefit Plan is a defined benefit pension plan or has within the six (6) years preceding the date of this Agreement been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA;

(e)          the Company has no obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA; and neither the Company nor any Subsidiary, nor any of their respective ERISA Affiliates, (i) maintains, sponsors, participates in or contributes to (or has an obligation to contribute to), or in the preceding six (6) calendar years, has maintained or contributed to, any (x) Employee Benefit Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA or Section 412 of the Code, (y) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, or (z) plan described in Section 413(c) of the Code, or (ii) has incurred any liability or taken any action and, to the Knowledge of the Company, no action or event has occurred since the Reference Date, that has caused, or is reasonably expected to cause, any one of them to incur any liability under Section 412 of the Code or Title IV or ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), or on account or a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) from, or unpaid contributions, with respect to any multiemployer plan;

(f)          each Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter or opinion letter from the IRS that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, the related trusts are exempt from tax under Section 501(a) of the Code, and, to the Knowledge of the Company, no facts or circumstances exist that would be reasonably likely to adversely effect the tax qualified status of each Employee Benefit Plan;

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(g)          with respect to the Employee Benefit Plans, all required contributions have been made or properly accrued on the Company’s financial statements;

(h)          the Company has no liability under any Employee Benefit Plan, or otherwise, to provide medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan; and all group health plans covering the employees of the Company and each Subsidiary have been operated in compliance in all material respects with the requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA (“COBRA”), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and any applicable similar Law. Except as set forth on Schedule 4.19, no Employee Benefit Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law;

(i)          the consummation of the Transactions will not result in any material Liability, payment, acceleration, forgiveness of indebtedness, vesting, distribution increase in benefits or obligation to fund benefits to or with respect to any present or former employee or independent contractor;

(j)          no Employee Benefit Plan is subject to Section 409A of the Code nor does the Company or any Subsidiary have any obligation to reimburse any current or former employee for the payment of any taxes, penalties or interest caused by the failure of such plan to comply with the requirements of Section 409A of the Code; all stock options and stock appreciation rights, if any, were granted at an exercise price at least equal to the fair market value of an underlying share of common stock of the Company and each Subsidiary on the date of grant; neither the Company nor any Subsidiary has at any time maintained or contributed to any Employee Benefit Plan outside the United States; and

(k)          the amount recorded as Liabilities on the books and records of the Company and its Subsidiaries in respect of obligations under each Employee Benefit Plan has been determined in accordance with GAAP.

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Section 4.20        Employees; Labor Matters. Except as set forth on Schedule 4.20, neither the Company nor any Subsidiary is delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 4.20 hereto, neither the Company nor any Subsidiary has a written Employee Benefit Plan requiring the payment of severance pay or compensation in connection with the termination of employment. Except as set forth on Schedule 4.20 hereto, there are no material Actions that have been filed against the Company or any Subsidiary under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Except as set forth on Schedule 4.20 hereto, no collective bargaining agreements or union contracts are in effect or are currently being negotiated by the Company or any Subsidiary, and no Company or Subsidiary is subject to any lock-out, strike, slowdown, work stoppage or, to the Knowledge of the Company, threats thereof by any of its employees. No existing employee or consultant whose annual salary is in excess of $100,000 (exclusive of bonuses) has given notice to the Company or any Subsidiary to cancel or otherwise terminate such person’s relationship with the Company or any Subsidiary. Since the Reference Date, each of the Company and its Subsidiaries has complied in all material respects with their obligations under applicable Law to obtain completed Employment Eligibility Verification Form I-9 (“I-9 Form”) from each of its current and former employees and has completed the employer section(s) of the I-9 Form of each such current or former employee in accordance with applicable Law. To the Knowledge of the Company, each such current or former employee is, or at the time of his or her retention by the Company or Subsidiary was, eligible to work in the United States under applicable Law.

Section 4.21        Environmental Matters. Except as disclosed on Schedule 4.21:

(a)          The operations of the business of the Company and the Subsidiaries are, and since the Reference Date have been, in compliance with Environmental Laws, including compliance with all required Approvals, except where the failure to have such Approvals has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)          there has not been a release or threatened spill or other emission or release in any manner of Hazardous Material on or into the environment (including, without limitation, the soil, surface water, groundwater, land, stream, sediments and ambient air) at the Owned Real Property or Leased Real Property or to which any of them has transported or arranged for the transportation of Hazardous Materials since the Reference Date, in amounts or under circumstances that would reasonably be expected to result in cleanup obligations or other Liabilities under Environmental Laws;

(c)          since the Reference Date, neither the Company nor any Subsidiary has, in connection with the Owned Real Property or Leased Real Property, treated, stored, disposed of, arranged for or permitted the disposal of, transported or handled or released any Hazardous Material in a manner that has given or would reasonably be expected to give rise to material Liabilities pursuant to any Environmental Laws;

(d)          neither the Company nor any Subsidiary has, in connection with the Owned Real Property or Leased Real Property, either expressly or by operation of Law, assumed or undertaken any material Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;

(e)          no material Order or material Action under Environmental Laws that remains unresolved have been asserted in writing or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in connection with the Owned Real Property or Leased Real Property; and

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(f)          the Company and each Subsidiary has made available to Buyer or its agents all documents in its direct or indirect possession or control relating to environmental conditions on the Owned Real Property and Leased Real Property or otherwise relating to Liabilities of the Company and its Subsidiaries under Environmental Laws.

Notwithstanding any implication to the contrary contained herein, Section 4.18 and this Section 4.21 constitutes the sole and exclusive representations and warranties of the Company with respect to compliance with Environmental Laws and any documents relating to any violation of or Liability under Environmental Laws.

Section 4.22        Employee Relations.

(a)          Except as set forth on Schedule 4.22(a), none of the employees of the Company or any Subsidiary is currently, nor have they at any time since the Reference Date been, represented by a union, and, to the Knowledge of the Company, since the Reference Date, no union organizing efforts have been conducted or are now being conducted. Set forth on Schedule 4.22(a) hereto is a list of all material Actions pending between the Company or any Subsidiary and any employees, former employees or prospective employees of the Company and any Subsidiary or involving other labor related matters (including, without limitation, charges of employment discrimination or unfair labor practices).

(b)          Neither the Company nor any Subsidiary is in violation in any material respect of any provision of any Law promulgated by any Governmental Authority regarding the terms and conditions of employees, former employees or prospective employees or other labor-related matters, including, without limitation, Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees of the Company or any Subsidiary, except where such violation has not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.23        Officers and Directors. Schedule 4.23 hereto sets forth the name and title of each officer and director of the Company and each Subsidiary as of the date hereof.

Section 4.24        Customers and Suppliers.

(a)          Schedule 4.24(a) sets forth a list of the ten (10) largest customers of the business of the Company and the Subsidiaries, taken as a whole, as measured by revenue, for each of fiscal year 2011 and fiscal year 2012, showing the approximate aggregate total receipts by the Company and each Subsidiary for each such customer during such period (“Material Customers”). Since the date of the Audited Financial Statements, no Material Customer has terminated its business relationship with the Company and the Subsidiaries, and neither the Company nor any Subsidiary has received written notice that any Material Customer intends to terminate its business relationship with the Company.

(b)          Schedule 4.24(b) sets forth a list of the ten (10) largest suppliers of the business of the Company and the Subsidiaries, taken as a whole, as measured by costs, for each of fiscal year 2011, fiscal year 2012, showing the approximate aggregate total expenditures by the Company and each Subsidiary for each such supplier during such period (“Material Suppliers”). Since the date of the Audited Financial Statements, no Material Supplier has terminated its business relationship with the Company and the Subsidiaries, and neither the Company nor any Subsidiary has received written notice that any Material Supplier intends to terminate its business relationship with the Company or any Subsidiary.

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Section 4.25        Product Liability and Warranty. Except as set forth on Schedule 4.25, to the Knowledge of the Company or except as has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) no actual or alleged defect or deficiency exists in any of the Products that would, if determined adversely to the Company and its Subsidiaries, give rise to an Action or Liability for breach of warranty, product liability or recall, (ii) each Product manufactured or sold by the Company and each Subsidiary has been in conformity with all applicable contractual commitments and all express and implied warranties, (iii) neither the Company nor any Subsidiary has any Liability for replacement or repair thereof or other damages in connection therewith, subject to the amount of the reserve for product warranty claims reflected in the Unaudited Financial Statements, and (iv) neither the Company nor any Subsidiary has received any written notice asserting a material claim for product liability or breach of warranty (including implied warranties) involving any of the Products, except to the extent and in the amount reserved therefor in the Unaudited Financial Statements, and there has been no recall of any of the Products. Since the Reference Date, neither the Company nor any Subsidiary has been denied product liability insurance coverage.

Section 4.26        Certain Business Practices. Neither the Company nor any Subsidiary or, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and the Subsidiaries have conducted their businesses in compliance with the FCPA.

Section 4.27        Bank Accounts. All of the bank accounts of the Company and each Subsidiary and Persons with signing authority for such bank accounts are listed on Schedule 4.27. Except as set forth on Schedule 4.27, to the Knowledge of the Company, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary with respect to such bank accounts.

Section 4.28        No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (AS QUALIFIED BY THE SCHEDULES), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the other parties hereto that:

Section 5.01         Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 5.02         Organizational Authorization. The execution, delivery and performance by the Buyer and the Merger Sub of this Agreement and the consummation of the Transactions contemplated hereby are within the corporate powers of the Buyer and the Merger Sub and have been duly authorized by all necessary corporate action on the part of the Buyer and the Merger Sub. This Agreement constitutes a valid and binding agreement of the Buyer and the Merger Sub, enforceable against the Buyer and the Merger Sub in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

Section 5.03         Governmental Authorization. The execution, delivery and performance by the Buyer and the Merger Sub of this Agreement and the consummation of the Transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 5.04         Noncontravention. The execution, delivery and performance by the Buyer and the Merger Sub of this Agreement and the consummation of the Transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Buyer or the Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) require any material consent or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer or the Merger Sub under any provisions of any material agreement or other material instrument binding upon the Buyer or the Merger Sub.

Section 5.05         Financing. Accurate and complete copies of the Debt Financing Proposals are attached as Annex A and Annex B. The lenders to the Debt Financing Proposals have expressed their intent, subject to the terms and conditions therein, to lend to the Buyer the amount set forth in the Debt Financing Proposals for the purpose of partially financing the Transactions. No material amendment or modification is anticipated in respect of the Debt Financing Proposals, and the Debt Financing Proposals have not been withdrawn or rescinded in any respect. There are no side letters or other agreements to which the Buyer or any Affiliate is a party related to the Debt Financing that could adversely affect the availability of the Debt Financing other than as expressly set forth in the Debt Financing Proposals. At the time the Financing is funded, the Buyer will have on the Closing Date sufficient funds available to consummate the Transactions contemplated by this Agreement. Neither the Buyer nor any of its Affiliates knows of any circumstance or condition that would reasonably be expected to prevent or materially delay the availability of such funds at Closing.

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Section 5.06         Interested Stockholder. As of the date hereof, neither the Buyer nor any of its Affiliates is, with respect to the Company, an “interested stockholder” or an “associate” or “affiliate” of any “interested stockholder” of the Company (as used in this Section 5.06 only, as such terms are defined in Section 203 of the DGCL).

Section 5.07         Actions and Proceedings. There are no (a) outstanding Actions, judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Buyer, the Merger Sub or any of their respective Affiliates, which have or could have a material adverse effect on the ability of the Buyer and the Merger Sub to consummate the Transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Buyer or the Merger Sub, threatened against the Buyer or the Merger Sub, which have or could have a material adverse effect on the ability of the Buyer and the Merger Sub to consummate the Transactions contemplated hereby.

Section 5.08         Finder’s Fees. Except as set forth on Schedule 5.08, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or the Merger Sub who might be entitled to any fee or commission upon the consummation of the Transactions contemplated by this Agreement.

Section 5.09         Solvency. Immediately after giving effect to the Transactions contemplated by this Agreement, the Surviving Corporation and each Subsidiary will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions contemplated by this Agreement, the Surviving Corporation and each Subsidiary will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation and the Subsidiaries.

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Section 5.10         Acknowledgment by the Buyer.

(a)          The Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Subsidiaries and, in making its determination to proceed with the Transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement and the other agreements, documents and instruments entered into in connection herewith. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company, the Subsidiaries and the Holders to the Buyer in connection with the Transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, without limitation, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the Subsidiaries or the quality, quantity or condition of the assets of the Company or the Subsidiaries) are specifically disclaimed by the Company and the Subsidiaries. Except to the extent otherwise expressly provided in this Agreement and the other agreements, documents and instruments entered into in connection herewith, the Company, the Subsidiaries and the Holders do not make or provide, and the Buyer and the Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or any of the Subsidiaries’ assets or any part thereto. The Buyer agrees that none of the Holders nor any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information regarding the Company or any of the Subsidiaries or their respective businesses, including the Confidential Information Memorandum prepared by Donnelly Penman and any information, document or material made available to the Buyer or its Affiliates in certain physical or on-line “data rooms,” management presentations or any other form in expectation of the Transactions contemplated by this Agreement. Buyer acknowledges and agrees that, pursuant to Section 11.03(a), Buyer’s exclusive remedy and sole recourse against any Holder from and after the Closing shall be indemnification as and to the extent set forth in ARTICLE 11.

(b)          In connection with the Buyer’s investigation of the Company and the Subsidiaries, the Buyer has received from or on behalf of the Company and the Subsidiaries certain projections, including projected statements of operating revenues and income from operations of the Company and the Subsidiaries for the fiscal year ending December 31, 2012 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Stockholders with respect thereto. Accordingly, neither the Company nor the Subsidiaries or the Stockholders make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 5.11         No Reliance. The Buyer acknowledges and agrees that the representations and warranties made by the Company in this Agreement (as qualified by the Schedules) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer, and the Buyer shall be deemed to have not relied on any data contained in such other document, material or statement for any purpose whatsoever, including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant.

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Section 5.12         No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (AS QUALIFIED BY THE SCHEDULES), THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.01         Conduct of the Company and the Subsidiaries. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and the Subsidiaries that, except (i) as expressly contemplated or permitted by this Agreement or the Schedules, (ii) as required by applicable Law, or (iii) to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)          the Company and the Subsidiaries shall use reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable efforts to preserve intact their present lines of business and preserve their relationships (contractual or otherwise) with customers, suppliers and others having business dealings with them (including, without limitation, through ordinary course renewals, negotiations with and amendments to such relationships) to the end that their ongoing businesses shall not be impaired in any material respect at the Closing; provided, however, that no action by the Company or the Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions;

(b)          the Company shall not, and shall not permit any of the Subsidiaries to (A) declare or pay any dividends on or make other distributions in respect of any of its or their capital stock (except for (x) dividends in Cash or as otherwise contemplated by the Certificate of Incorporation and (y) dividends by the Subsidiaries to other Subsidiaries or to the Company), (B) split, combine or reclassify any of its or their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or their capital stock (except for any such transaction by a direct or indirect Subsidiary which remains a direct or indirect Subsidiary after consummation of such transaction), or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for repurchases and redemptions paid in Cash);

(c)          the Company shall not, and shall not permit any of the Subsidiaries to, incur any Indebtedness (other than (i) borrowings under the Company’s existing credit facilities and (ii) other performance bonds or letters of credit, in each case entered into in the ordinary course of business consistent with past practice); provided, however, that the foregoing shall not prohibit the Company or any of the Subsidiaries from repaying any Indebtedness to an ACAS Holder or any of their respective Affiliates;

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(d)          the Company shall not, and shall not permit any of the Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants, or options to acquire, any such shares of its capital stock, or enter into any agreement with respect to any of the foregoing, other than issuances of capital stock by a direct or indirect Subsidiary to such Subsidiary’s parent or another direct or indirect Subsidiary;

(e)          other than to the extent required to comply with its obligations hereunder or required by Law, the Company shall not, and shall not permit any of the Subsidiaries to, amend its or their certificate of incorporation, by-laws or other equivalent governing documents;

(f)          the Company shall not, and shall not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of the Company and the Subsidiaries in the ordinary course consistent with past practice);

(g)          other than as may be required by or in conformance with Law in order to permit or facilitate the consummation of the Transactions contemplated hereby or the transactions disclosed in the Schedules, the Company shall not, and shall not permit any of the Subsidiaries to, sell, encumber or otherwise dispose of, or agree to sell, encumber or otherwise dispose of (i) any property or assets (other than the disposition of Inventory or equipment in the ordinary course of business consistent with past practice), (ii) mortgage or encumber or otherwise subject to any Lien any properties or assets (other than by Permitted Liens), or (iii) cancel or waive any debts owed to or claims or rights held by the Company or any Subsidiary (except in the ordinary course of business consistent with past practice);

(h)          the Company shall not, and shall not permit any of the Subsidiaries to, (x) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by the Company or a direct or indirect Subsidiary to or in the Company or any other direct or indirect Subsidiary, (B) pursuant to any contract or other legal obligation of the Company or any Subsidiary as in effect as of the date hereof or (C) in the ordinary course of business consistent with past practice or (y) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances to the Company or any Subsidiary not in existence as of the date of this Agreement except (1) pursuant to the credit facilities, indentures (but not in excess of amounts authorized for issuance there under as of the date of this Agreement) and other arrangements in existence on the date of this Agreement, (2) by the Company or a direct or indirect Subsidiary to the Company or any other direct or indirect Subsidiary, (3) arising from the sale, factoring or discounting of receivables in the ordinary course of business consistent with past practice or (4) trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement;

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(i)          other than as may be required by an existing Contract or other arrangement disclosed to Buyer, neither the Company nor any Subsidiary shall (A) increase the amount of cash compensation or severance pay of any director or executive officer, (B) make any material increase in, or commitment to increase materially, any employee benefits or (C) adopt or make any commitment to adopt any material new Employee Benefit Plan or make any material contribution, other than regularly scheduled contributions, to any Employee Benefit Plan or (D) make or grant any bonus or any wage or salary increase to any employee or group of employees, or make or grant any increase in any Employee Benefit Plan, or amend or terminate any existing Employee Benefit Plan or adopt any new Employee Benefit Plan, except for such salary increases and bonus or incentive compensation payments for fiscal year ending December 31, 2012 as contemplated by the Company’s 2013 annual budget furnished to Buyer;

(j)          the Company shall not, and shall not permit any of the Subsidiaries to, (A) change its fiscal year, (B) change any Tax elections, amend any Tax Returns, change the past practice or reporting position in filing any Tax Returns, or settle any Tax controversies or audits (except in the ordinary course of business consistent with past practice or as otherwise required by applicable Law), or (C) make any change to its methods of accounting in effect as of the date hereof;

(k)          other than in connection with any action expressly permitted by any other subsection of this Section 6.01 and except for any new contract awards, and any contract renewals, negotiations and amendments entered into in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary shall (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or Contract of the type required to be disclosed pursuant to Section 4.16 of this Agreement (other than in the ordinary course of business consistent with past practice), (ii) modify, amend, prematurely terminate (other than in the ordinary course of business consistent with past practice) or waive any material right or remedy under, any such Contract, or (iii) default in the performance of any material covenant under any such Contract, which default is not cured within any applicable grace period;

(l)          neither the Company nor any Subsidiary shall effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company or any Subsidiary;

(m)          neither the Company nor any Subsidiary shall make capital expenditures in excess of $100,000, except for progress payments for capital equipment previously ordered by the Company or any Subsidiary and set forth on Schedule 6.01(m) or in the Company’s 2013 annual budget furnished to Buyer;

(n)          neither the Company nor any Subsidiary shall take any action that would reasonably be expected to, or fail to take any action that if not taken would reasonably be expected to, result in the occurrence of any event that, if such event had occurred subsequent to the Latest Balance Sheet date and prior to the date hereof or the Closing Date, would have been required to have been disclosed on Schedule 4.13;

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(o)          neither the Company nor any Subsidiary shall take any action that is intended or would reasonably be expected to result in any of the representations and warranties set forth in ARTICLE 4 being or becoming untrue in any material respect; and

(p)          neither the Company nor any Subsidiary shall agree to take any of the actions described in this Section 6.01.

Section 6.02         Access. From the date hereof until the Closing Date, the Company and each Subsidiary will give the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries; provided that any such access (a) shall be during normal business hours on reasonable notice, (b) shall not, except as otherwise agreed in writing by the Representative, not to be unreasonably withheld or delayed, include sampling or testing of soil, sediment, surface or ground water and/or building material, (c) shall not be required where such access would be prohibited or otherwise limited by any applicable Law or agreement and (d) shall not otherwise unreasonably interfere with the conduct of the business of the Company or any Subsidiary; provided further that nothing herein shall require the Company to provide access to, or to disclose any information to, the Buyer if such access or disclosure (x) would cause significant competitive harm to the Company or the Subsidiaries if the Transactions contemplated by this Agreement are not consummated or (y) would be in violation of applicable Laws of any Governmental Authority or the provisions of any agreement to which the Company or any of the Subsidiaries is a party.

Section 6.03         Subsequent Actions. On or before the Closing Date, the Company may disclose to the Buyer in writing any exceptions to or variances from the representations and warranties in ARTICLE 4, and such disclosures shall amend and supplement the appropriate Schedules (such updated schedules to be referred to herein collectively as the “Updated Schedules”). Except for purposes of Section 9.01(a), the delivery of such Updated Schedules will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such exception or variance.

Section 6.04         No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 10, neither the Company nor any of the Subsidiaries or ACAS Holders shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with or provide any information to any Person (other than the Buyer) relating to any transaction involving the sale of the business or assets of the Company or any Subsidiary, or any of the capital stock of the Company or any Subsidiary, or any merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary (each, an “Acquisition Proposal”). The Company shall promptly (but in any event within five (5) days) notify the Buyer orally, and confirm in writing, all relevant details relating to Acquisition Proposals that the Company or any Subsidiary or ACAS Holder may receive relating to any of the matters referred to in this Section. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law and that such Acquisition Proposal will result in, or could reasonably be expected to constitute or result in, a Superior Proposal from the party that made the applicable Acquisition Proposal, and the Company shall have informed Buyer promptly in writing following the taking by it of any such action.

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ARTICLE 7
COVENANTS OF THE BUYER

Section 7.01         Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Buyer shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the “Buyer’s Representatives”) to hold, in confidence, all confidential documents and information concerning the Company or any Subsidiary furnished to the Buyer or the Buyer’s Representatives in connection with the Transactions contemplated by this Agreement in the manner specified in the Confidentiality Agreement dated as of October 9, 2012 between Buyer’s Affiliate and the Company, as amended from time to time (the “Confidentiality Agreement”).

Section 7.02         Access. From and after the Closing, the Buyer, the Surviving Corporation and each Subsidiary shall afford promptly to the Representative and its designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Buyer, the Surviving Corporation and the Subsidiaries to the extent necessary to permit the Representative to determine any matter relating to the Holders’ respective rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Representative shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Buyer, the Surviving Corporation or the Subsidiaries. Unless otherwise consented to in writing by the Representative, neither the Buyer, the Surviving Corporation nor any Subsidiary shall, for a period of seven years after the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company, the Surviving Corporation and the Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof which the Buyer, the Surviving Corporation or any Subsidiary may intend to destroy, alter or otherwise dispose of.

Section 7.03         Notification. Prior to the Closing, upon discovery of any variances from the representations and warranties contained in this Agreement, (a) Buyer shall promptly notify the Company of such variances in the case of the representations and warranties of Buyer, and (b) the Company shall promptly notify Buyer of such variances in the case of the representations and warranties of the Company.

Section 7.04         Director and Officer Indemnification and Insurance.

(a)          For a period of six (6) years following the Closing Date, the Buyer shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any provisions in their respective articles of incorporation, bylaws or similar organizational documents with respect to indemnification, advancement of expenses and exculpation of current or former directors, officers or similar functionary (each, an “Indemnified Representative”) that are set forth in the articles of incorporation, bylaws or similar organizational documents of the Surviving Corporation or such Subsidiaries as of the date hereof, in any manner that would adversely affect the rights thereunder of any such Indemnified Representative, unless such modification is required by applicable Law.

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(b)          Contemporaneously with the Closing, the Company shall purchase, and the Surviving Corporation shall maintain in effect, without any lapses in coverage, a “tail” policy (the “Tail Policy”) providing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance coverage for the benefit of those Persons who are covered by the Company’s or any of its Subsidiaries’ comparable insurance policies as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing. The premium and related expenses associated with purchase of the Tail Policy shall be a Company Transaction Expense for all purposes of this Agreement.

(c)          Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any Indemnified Representative on or prior to the sixth (6th) anniversary of the Closing Date, (i) other than the payment of any required deductible, the Tail Policy shall be of first resort and the primary source with respect to any indemnification obligations under this Section 7.04 and any obligation of the Surviving Corporation to advance expenses or to provide indemnification under this Section 7.04 shall be secondary and available only after the coverage under such Tail Policy has been exhausted with respect to a particular Action or coverage under the Tail Policy has been rejected or is not available (whichever occurs first), and (ii), the provisions of this Section 7.04 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d)          To the extent that an Indemnified Representative is entitled to be indemnified by any Holder or any Affiliate of any such Holder (other than the Surviving Corporation or any Subsidiary) under any other agreement or instrument, or by any insurer under a policy maintained by any such Holder or Affiliate, (i) the Indemnified Representative shall proceed first against the insurer under the Tail Policy and the Surviving Corporation (in the order and priority contemplated by Section 7.04(c)), and (ii) neither the insurer under the Tail Policy nor the Surviving Corporation shall be entitled to contribution or indemnification from or subrogation against any such Holder, Affiliate or insurer under an insurance policy maintained by any such Holder or Affiliate.

(e)          The directors, officers and employees of the Company and its Subsidiaries entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.04 are intended to be third party beneficiaries of this Section 7.04. This Section 7.04 shall survive the consummation of the Transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Buyer and the Company.

Section 7.05         Employment Arrangements.

(a)          For a period of not less than 180 days following the Closing Date, Buyer shall cause the Surviving Corporation and the Subsidiaries to maintain such levels of employment maintained by the Company and its Subsidiaries on the Closing Date so as not to give rise to an obligation on the part of the Surviving Corporation or any Subsidiary to give any notice required to be given under the WARN Act and any similar state or local Law governing plant closing and mass layoffs.

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(b)          With respect to any Employee Benefit Plans in which any employees of the Company and the Subsidiaries as of the Effective Time participate on or after the Closing, for the period of time between the Closing Date and expiration of the current plan year for such Employee Benefit Plan, the Buyer shall use commercially reasonable efforts to cause the Surviving Corporation and the Subsidiaries to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing, and (ii) recognize all continuous service of the Company’s and each Subsidiary’s employees with the Company or any of the Subsidiaries, as applicable, for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any Employee Benefit Plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.

(c)          The Buyer shall use commercially reasonable efforts to cause the Surviving Corporation to enter into employment agreements with each of the employees of the Company set forth on Schedule 9.01(n) attached hereto in forms mutually agreed upon by the Buyer and each such employee.

(d)          This Section 7.05 shall survive the Closing, is intended to benefit the Surviving Corporation and shall be binding on all successors and assigns of the Buyer and the Surviving Corporation, provided that no employee of the Company or any Subsidiary shall be deemed to be a third party beneficiary of this Section 7.05.

Section 7.06         Contact with Employees, Customers and Suppliers. Prior to the Closing, neither the Buyer nor any of the Buyer’s Representatives shall contact or otherwise communicate with any employees, customers or suppliers of the Company or any Subsidiary in connection with or regarding the Transactions contemplated hereby, except to the extent approved in writing by the Representative.

Section 7.07         Financing. The Buyer shall use its reasonable best efforts to take all actions necessary to consummate the Financing. The Buyer shall use reasonable best efforts to satisfy on a timely basis all conditions and covenants applicable to the Buyer in the Debt Financing Proposals and the Debt Financing Documents. The Buyer shall give the Company prompt notice (a) of any termination of or modification to the Debt Financing Proposals that would reasonably be expected to impair the Buyer’s ability to close the Debt Financing on a timely basis, or (b) if the Buyer will not be able to obtain all or any portion of the Financing on the terms or from the sources set forth in the in the Debt Financing Proposals and the Debt Financing Documents. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Proposals, Equity Financing or Debt Financing Documents, the Buyer shall use its reasonable best efforts to arrange and obtain alternative debt and equity financing from alternative sources in an amount sufficient to consummate the Transactions as promptly as practicable following the occurrence of such event but no later than the business day immediately prior to the Closing Date. The Buyer shall keep the Company informed on a current basis in reasonable detail of the status of its efforts to consummate the Financing.

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ARTICLE 8
ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01         Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Buyer and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the Transactions contemplated hereby as promptly as practicable. The Company and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions contemplated by this Agreement. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the Transactions contemplated by this Agreement.

Section 8.02         Further Cooperation. The Company and the Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained under any Material Contracts, in each case in connection with the consummation of the Transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, in furnishing information required in connection therewith and in seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03         Public Announcements. No press release or other public announcement related to this Agreement or the Transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Representative, unless required by Law (in the reasonable opinion of counsel), in which case the Buyer and the Representative shall have the right to review and comment on such public announcement prior to publication. Notwithstanding the foregoing, on or about the Closing, any ACAS Holder shall be permitted to disclose any returns, proceeds, gains or losses realized or received as a result of its investments in the Company and the Transactions contemplated hereby without any approval of the Buyer or the Representative; provided that no such ACAS Holder may, without the consent of the Buyer, disclose in such announcement the purchase price or the multiple of EBITDA paid for the Company hereunder.

Section 8.04         Tax Matters.

(a)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Holders. Either the Representative (on behalf of the Holders) or the Buyer, as obligated by applicable Law, shall prepare and file all necessary Tax Returns and other documentation with respect to the foregoing Taxes and fees, and the Person that prepares and files such Tax Returns shall provide the other with a copy thereof. If required by applicable Law, the Buyer or the Holders, as applicable, shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, that prior to the execution of any such Tax Return, such Tax Return shall be modified as the Buyer or the Representative, as applicable, determines necessary in order to comply with applicable Law.

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(b)          The Buyer shall cause the Surviving Corporation to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date which are filed after the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries unless otherwise required by a change in applicable Law. At least 15 days prior to the date on which each such Tax Return is filed, the Surviving Corporation shall submit such Tax Return to the Representative for its review and approval, which approval shall not be withheld if the filing of such Tax Return, as prepared by the Surviving Corporation, is not reasonably expected by the Representative to adversely affect any Holder. Notwithstanding any other provisions to the contrary in this Agreement, the parties agree that (i) the Surviving Corporation shall make the election provided by IRS Revenue Procedure 2011-29, 2011-18 I.R.B. 746, with respect to all eligible success-based fees that would not be payable absent a closing of the Merger and shall, to the extent permitted by applicable Law, deduct the amount allowable thereunder in the Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period.

(c)          Without the prior written consent of the Representative, not to be unreasonably withheld or delayed, or except as required by Law, neither the Buyer nor the Surviving Corporation shall (i) except for Tax Returns that are filed pursuant to Section 8.04(a) and Section 8.04(b), file or amend or permit the Surviving Corporation or any Subsidiaries to file or amend any Tax Return relating to any Pre-Closing Tax Period, (ii) with respect to Tax Returns filed pursuant to Section 8.04(a) and Section 8.04(b), after the date such Tax Returns are filed, amend or permit the Surviving Corporation or any Subsidiaries to amend any such Tax Return, (iii) extend or waive, or cause to be extended or waived, or permit any Subsidiaries or extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or (iv) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period.

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(d)          At the Representative’s request, the Surviving Corporation and the Subsidiaries shall apply for any Tax Refund that is available with respect to any Tax for a Pre-Closing Tax Period that was imposed on the Company or any of its Subsidiaries, including through receipt of a Tax Refund related to the Transaction Items, and whether pursuant to a carryback of net operating loss or otherwise; provided that any Mexican VAT Benefit may be utilized against fiscal year 2012 income Taxes and may be applied as provided in Section 8.04(e) against fiscal year 2013 income Taxes but the Surviving Corporation and the Subsidiaries shall not be otherwise required to apply for a Tax Refund for the Mexican VAT Benefit. Any deductions or other Tax benefits arising in connection with payment of the Transaction Items will be allocated to Holders as of the Closing Date. To the extent any Tax Refund from one jurisdiction is treated as taxable income in another jurisdiction, any Tax actually due and owing to such other jurisdiction on account of such Tax Refund shall reduce the amount paid to the Representative for the benefit of the Holders under this Section 8.04(d); provided that the Mexican VAT Benefit shall not be deemed a Tax Refund for purposes of the foregoing limitation in this sentence. In accordance with Section 8.04(b), the Buyer shall cause the Surviving Corporation to prepare and file any Tax Return, amended Tax Return, refund claims, and other required documentation to be filed by the Surviving Corporation or the Subsidiaries to apply for such Tax Refund. Buyer shall pay, and shall cause the Surviving Corporation and its Subsidiaries to pay, to the Representative, for the benefit of the Holders, an amount that is equal to the Tax Refund (net of reasonable out of pocket costs of collection of such Tax Refund incurred after Closing by Buyer, the Surviving Corporation or any Subsidiaries). Any such payment with respect to a Tax Refund shall be paid, unconditionally and without defense, offset or counterclaim for any reason, to the Representative on the fifth business day following the day when Buyer, the Surviving Corporation or any of the Subsidiaries receive payment of the Tax Refund, and the payment shall be distributed by the Representative to the Holders in accordance with Section 3.04(h). Buyer and its Affiliates, including the Surviving Corporation and its Subsidiaries, shall cooperate with the Holders in obtaining such Tax Refunds. Notwithstanding anything to the contrary set forth in this Agreement, the obligations set forth in this Section 8.04(d) shall survive the Closing without any limitations.

(e)          At such time, if any, that the Surviving Corporation or any of its Subsidiaries “actually realizes” (as defined below) the Mexican VAT Benefit with respect to fiscal year 2013, Buyer shall pay, and shall cause the Surviving Corporation and its Subsidiaries to pay, to the Representative, for the benefit of the Holders, an amount that is equal to sixty percent (60%) of such fiscal year 2013 Mexican VAT Benefit as, if and when actually realized. Any payment with respect to such Mexican VAT Benefit shall be paid, unconditionally and without defense, offset or counterclaim for any reason, to the Representative on the fifth business day following the day when Buyer, the Surviving Corporation or any of the Subsidiaries “actually realizes” such Mexican VAT Benefit, and the payment shall be paid by the Representative to the Holders in accordance with Section 3.04(h). Notwithstanding anything to the contrary set forth in this Agreement, the obligations set forth in this Section 8.04(d) shall survive the Closing without any limitations. For purposes of this Section 8.04(e), the fiscal year 2013 Mexican VAT Benefit shall be “actually realized” at the time the Mexican VAT Benefit is applied against other Taxes with respect to fiscal year 2013 (including at the time of application against monthly estimated Tax obligations).

(f)          Buyer and the Representative agree that (i) as a result of the Merger, the taxable year of the Company and the Company’s Subsidiaries shall end as of the close of business on the Closing Date for U.S. federal income tax purposes, (ii) any deductions attributable to Transaction Items that accrue on the Closing Date shall be reported on the U.S. federal income Tax Return filed by the Company and the Company’s Subsidiaries for the taxable year ending on the Closing Date (and thus the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) shall not apply to treat such deductions as occurring on the day after the Closing Date), (iii) any Transaction Items shall, to the extent permitted by applicable Law, be reported as deductible items for purposes of filing all Tax Returns and (iv) any Tax Returns prepared with respect to the Company and the Company’s Subsidiaries shall be prepared in a manner consistent with this Section 8.04(f).

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Section 8.05         R&W Insurance Policy. On or before the Closing, Buyer shall have purchased the R&W Insurance Policy from the R&W Insurance Provider and paid the premium and related expenses. The Company shall be responsible for, in accordance with Section 3.01(a)(F), up to $150,000 of such premium and related expenses (which shall be characterized as Company Transaction Expenses for purposes of this Agreement), and the Buyer shall be responsible for paying any premium and related expenses in excess of such amount. The terms and conditions of the R&W Insurance Policy shall be mutually acceptable to Buyer and the Representative, and the Buyer shall keep the Representative reasonably informed of the status and proposed terms of the R&W Policy. The Buyer and the Representative shall reasonably cooperate with one another on finally selecting the R&W Insurance Provider and R&W Insurance Policy. From and after the Closing, Buyer shall not amend, modify or change the R&W Insurance Policy in a manner adverse to the Holders without the prior written consent of the Representative.

Section 8.06         Disclosure Generally. The Schedules have been arranged as separately titled Schedules corresponding to the Sections of ARTICLE 4. The disclosure of any matter in any Schedule shall be deemed to be disclosure of such matter with respect to any other Schedule to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty of such other Schedule. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including, without limitation, whether such amounts are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The information contained in the Schedules is intended to qualify the representations and warranties in ARTICLE 4 but is not intended to constitute a representation or warranty itself for purposes of this Agreement.

Section 8.07         Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Company and the Representative have retained Bodman PLC (“Bodman”) to act as their counsel in connection with the Transactions contemplated hereby and that Bodman has not acted as counsel for any other party in connection with the Transactions contemplated hereby and that none of the other parties has the status of a client of Bodman for conflict of interest or any other purposes as a result thereof. The Buyer hereby agrees that, in the event that a dispute arises after the Closing between the Buyer or the Representative, Bodman may represent the Representative in such dispute even though the interests of the Representative may be directly adverse to the Buyer, the other Stockholders, the Company or the Subsidiaries, and even though Bodman may have represented the Company or the Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer, the Company or the Subsidiaries. Buyer further agrees that, as to all communications among Bodman and the Company, the Subsidiaries and/or the Representative that relate in any way to the Transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Representative and may be controlled by the Representative and shall not pass to or be claimed by the Buyer, the Company or the Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company or the Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and the Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Bodman to such third party; provided, however, that neither the Company nor the Subsidiaries may waive such privilege without the prior written consent of the Representative.

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ARTICLE 9
CONDITIONS TO CLOSING

Section 9.01         Conditions to the Buyer’s Obligations. The obligations of the Buyer to effect the Merger and consummate the Transactions contemplated by this Agreement are subject to the satisfaction (or the Buyer’s waiver) of the following conditions as of the Closing Date:

(a)          the representations and warranties of the Company contained in ARTICLE 4 hereof will be true and correct at and as of the time of the Closing (without taking into account any Updated Schedules delivered in accordance with Section 6.03 hereof), as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except (i) to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect, (ii) for changes expressly contemplated by this Agreement, and (iii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not caused a Material Adverse Effect), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (except for purposes of the representations set forth in Sections 4.09(b), 4.09(c) and 4.12);

(b)          the Company and the Subsidiaries shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)          no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger or the other Transactions contemplated hereby or would cause such Transactions to be rescinded;

(d)          the Representative and the Paying Agent shall have executed and delivered the Paying Agent Agreement;

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(e)          the Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(f)          the Company shall have delivered to the Buyer a certificate, dated the Closing Date, stating that the preconditions specified in Section 9.01(a) and Section 9.01(b), as they relate to the Company and the Subsidiaries, have been satisfied;

(g)          each of the ACAS Holders shall have executed and delivered to the Buyer or the Paying Agent the Letters of Transmittal;

(h)          the Buyer shall have received the Consents set forth as Nos. 5 and 6 in Schedule 4.04, which Consents shall be in full force and effect;

(i)          Bodman PLC, counsel to the Company, shall have delivered to the Buyer a legal opinion with respect to the Merger in a form reasonably acceptable to the Buyer; and

(j)          the R&W Insurance Policy on terms satisfactory to the Buyer shall have been obtained in accordance with Section 8.06;

(k)          each of the holders of Units and all officers and directors of the Company and each of its Subsidiaries shall have delivered to the Buyer a mutual release substantially in the form of Exhibit E;

(l)          each of the Company and the Subsidiaries shall have delivered to the Buyer a Secretary’s Certificate certifying (i) the Certificate of Incorporation and Bylaws or other similar governing documents of such Person, and (ii) the resolutions of the Board of Directors and stockholders of such Person authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments entered into in connection herewith;

(m)          each of the Company and the Subsidiaries shall have delivered to the Buyer a certificate of good standing or, in the case of any Subsidiary formed in Mexico, an appropriate certificate from the applicable Governmental Authority, issued by the jurisdiction of such Person’s incorporation or formation as well as any states or jurisdictions in which such Person is qualified to do business as a foreign corporation;

(n)          the employees of the Company set forth on Schedule 9.01(n) hereto shall have executed employment agreements in forms mutually agreed upon by Buyer and each such employee;

(o)          since the date of this Agreement, there shall not have occurred, and the Company and the Subsidiaries and their respective assets and businesses shall not have suffered, any event or events which have had, or would reasonably be expected to have, a Material Adverse Effect;

(p)          each of the ACAS Holders shall have executed a non-foreign person affidavit in a form reasonably satisfactory to the Buyer that complies with the requirements of Section 1445 of the Code;

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(q)          the Buyer shall have completed calls and/or meetings with a reasonable number of Material Customers, all of which shall be completed by March 8, 2013, the results of which are satisfactory to the Buyer in its sole discretion; and

(r)          the Buyer shall have consummated the Financing.

Section 9.02       Conditions to the Company’s Obligations. The obligations of the Company to effect the Merger and consummate the Transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Representative on behalf of the Stockholders) of the following conditions as of the Closing Date:

(a)          The representations and warranties of the Buyer contained in ARTICLE 5 hereof shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except (i) for changes expressly contemplated by this Agreement, and (ii) for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

(b)          the Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)          no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Transactions contemplated hereby or would cause such Transactions to be rescinded;

(d)          the Company shall have obtained the Requisite Stockholder Approval;

(e)          the Buyer and the Paying Agent shall have executed and delivered the Paying Agent Agreement;

(f)          the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(g)          the Buyer, the Company and each of its Subsidiaries shall have delivered to the holders of Units and the officers and directors of the Company a mutual release substantially in the form of Exhibit E;

(h)          the Buyer, the Company and each of its Subsidiaries shall have delivered to the Holders (except for the Participants) a release substantially in the form of Exhibit G;

(i)          the R&W Insurance Policy on terms satisfactory to the Representative shall have been obtained in accordance with Section 8.06; and

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(j)          the Buyer shall have delivered to the Representative a certificate of the Buyer, dated the Closing Date, stating that the preconditions specified in Section 9.02(a) and Section 9.02(b), as they relate to the Buyer, have been satisfied.

ARTICLE 10
TERMINATION

Section 10.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Buyer and the Representative;

(b)          by the Buyer, if there has been a material breach by the Company of any covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and such breach has not been waived by the Buyer or cured by the Company within ten business days after the Company’s or the Representative’s receipt of written notice thereof from the Buyer;

(c)          by the Representative, if there has been a material breach by the Buyer or the Merger Sub of any covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such breach has not been waived by the Representative or cured by the Buyer or the Merger Sub within ten business days after the Buyer’s receipt of written notice thereof from the Representative; provided that the failure to deliver the payments required by Section 3.01 as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Representative;

(d)          by the Representative, if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Transactions contemplated hereby or would cause such Transactions to be rescinded;

(e)          by the Buyer or the Representative, if the Transactions contemplated hereby have not been consummated on or before March 31, 2013; unless the failure of the Transaction to be consummated by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement; or

(f)          by the Representative, if the Company’s Board of Directors concurrently with such termination approves and enters into a definitive agreement with respect to a Superior Proposal, to the extent permitted by, and in accordance with, the terms and conditions of Section 6.04.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 10.01 shall give written notice of such termination to the other parties hereto.

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Section 10.02     Effect of Termination.

(a)          In the event this Agreement is terminated by either the Buyer or the Representative as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 3.04 (Representative), Section 7.01 (Confidentiality), Section 7.06 (Contact with Employees, Customers and Suppliers), Section 8.03 (Public Announcements), this Section 10.02 and ARTICLE 11, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of the Buyer, the Company, the Representative or any of the Holders to any other party hereto, except for willful breaches of this Agreement prior to the time of such termination and, in the case of the Buyer, any failure to have sufficiently available funds for the consummation of the Transactions contemplated hereby or to pay of the amounts due at Closing as set forth in Section 3.01.

(b)          If the Agreement is terminated by the Representative pursuant to Section 10.01(f), then the Company shall unconditionally pay to the Buyer a breakage fee in the amount of One Million Dollars ($1,000,000), without defense, offset or counterclaim for any reason (the “Breakage Fee”). The Company shall pay the Breakage Fee, by wire transfer of same day funds to one or more accounts designated by Buyer, at the closing of the transaction governed by the definitive agreement contemplated by Section 10.01(f). The Breakage Fee shall constitute the sole and exclusive remedy of Buyer any Affiliate thereof or any other Person against the Company, the Subsidiaries, the Representative and the Holders and their respective directors, officers, employees or representatives in connection with any termination of this Agreement under Section 10.01(f).

ARTICLE 11
ADDITIONAL COVENANTS.

Section 11.01    Survival Period. The representations and warranties set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive for a period beginning on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date (the “Survival Period”) and shall thereafter be of no further force or effect. Notwithstanding the foregoing, (a) claims for indemnification for breaches of the representations and warranties set forth in the first two sentences of Section 4.01 (Organization and Qualification), Section 4.02 (Subsidiaries; Securities Owned) and Section 4.03 (Capitalization), Section 4.04(a) (Authority of the Company) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, (b) claims for indemnification for breaches of the representations and warranties set forth in Section 4.21 (Environmental Matters) shall survive the Closing for a period beginning on the Closing Date and ending on the twenty-four (24) month anniversary of the Closing Date, and (c) claims for claims for indemnification for breaches of the representations and warranties set forth in Section 4.07 (Taxes) shall survive the Closing for the applicable statutes of limitations, including any periods of waiver or extension thereof, plus ninety (90) days. All covenants and agreements shall survive the Closing in accordance with their terms.

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Section 11.02     Indemnification.

(a)          Subject to the provisions of this Section 11.02 and Section 11.03 below, after the Closing, each Holder, individually as to itself or himself only and not jointly as to or with any other Holder, solely to the extent of such Holder’s Allocable Share shall indemnify, defend and hold harmless the Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries and other Affiliates) and their respective officers, directors, managers, owners, employees, agents and representatives and all successors and permitted assigns of the foregoing (collectively, the “Buyer Indemnified Parties”), from and against any actual loss, Liability, damage or expense (including reasonable legal fees and expenses, but excluding incidental, consequential or punitive damages or any liability for lost profits or the like or any damages or liability based on multiple of profits, multiple of cash flow or similar valuation methodology) (collectively, “Losses” and individually, a “Loss”) which any of the Buyer Indemnified Parties suffers or incurs as a result of or attributable to or arising out of or relating to the following:

(i)          any breach by the Company of the representations, warranties, covenants and agreements of the Company set forth herein (except for such representations and warranties set forth in Section 4.07 (Taxes)); or

(ii)         (A) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (B) the breach of representations and warranties of the Company in respect of Taxes contained in Section 4.07, (C) Taxes which the Holders are obligated to pay pursuant to Section 8.04(a), and (D) all Taxes of any member of an affiliated group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign Law); provided, however, that the Holders shall be liable only to the extent that such Taxes are not included in the calculation of the Net Working Capital as finally determined pursuant to Section 3.03(a). In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, sales or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; or

(iii)        any claim or other Action by any Holder of Common Shares relating to the Transactions (including, without limitation, with respect to Dissenting Shares).

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For purposes of calculating the amount of any Losses incurred in connection with any breach of any representation or warranty (but not whether such breach occurred) under this Section 11.02(a), all representations and warranties of the Company shall be interpreted without giving effect to any limitations or qualifications as to “materially” including, without limitation, the words “material”, “Material Adverse Effect” or any other materiality qualifications.

(b)          Subject to the provisions of this Section 11.02 and Section 11.03 below, after the Closing the Buyer shall indemnify the Representative and each Holder (other than any Holder of Dissenting Shares) against any Loss which the Representative and any Holder (as the case may be) suffers or incurs as a result of or attributable to or arising out of or relating to:

(i)          any breach of the representations, warranties, covenants and agreements of the Buyer set forth herein;

(ii)         any breach by the Surviving Corporation of its covenants or agreements set forth herein following the Closing or in any agreement, document or instrument entered into in connection herewith;

(iii)        any fee or commission payable to any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or the Merger Sub; and

(iv)        the operations of the Surviving Corporation and the Subsidiaries following the Closing.

(c)          Notwithstanding anything to the contrary contained in this Agreement: (i) the Buyer Indemnified Parties’ right to seek indemnification pursuant to Section 11.02(a)(i) with respect to breaches of representations and warranties shall be limited to an amount of Losses in the aggregate not to exceed the Escrow Amount (the “Cap”); (ii) the Buyer Indemnified Parties shall not be entitled to seek indemnification pursuant to Section 11.02(a)(i) with respect to breaches of representations and warranties with respect to any individual Loss, unless such Loss is greater than $10,000 and unless such Loss, together with all other Losses that are greater than $10,000, exceeds $250,000 (the “Deductible”), in which case the Buyer Indemnified Parties shall be entitled to seek indemnification only for the amount of such excess, up to the Cap and subject to any other applicable limits on indemnification; (iii) in no event shall any Holder be liable under this Agreement for Losses pursuant to this Agreement in excess of the Allocable Proceeds actually received by such Holder; and (iv) no Holder shall be liable for a breach by any other Holder of such other Holder’s covenants or agreements set forth herein. The foregoing limitations set forth in Section 11.02(c)(i) and (ii) shall not apply to claims based upon a breach of the Fundamental Representations or claims asserted pursuant to Section 11.02(a)(ii) or (iii), provided that any amounts claimed by or paid to the Buyer Indemnified Parties pursuant to this ARTICLE 11 in connection with breaches of the Fundamental Representations shall not be counted toward the Deductible.

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(d)          Notwithstanding anything to the contrary contained in this Agreement: (i) the Representative’s and Holders’ right to seek indemnification pursuant to Section 11.02(b)(i) with respect to breaches of representations and warranties shall be limited to an amount of Losses in the aggregate not to exceed the Cap; and (ii) the Representative and the Holders shall not be entitled to seek indemnification pursuant to Section 11.02(b)(i) with respect to breaches of representations and warranties with respect to any individual Loss, unless such Loss is greater than $10,000 and unless such Loss, together with all other Losses that are greater than $10,000, exceeds the Deductible, in which case the Representative and the Holders shall be entitled to seek indemnification only for the amount of such excess, up to the Cap and subject to any other applicable limits on indemnification. The foregoing limitations set forth in Section 11.02(d)(i) and (ii) shall not apply to claims asserted pursuant to Section 11.02(b)(iii), provided that any amounts claimed by or paid to the Representative and the Holders pursuant to this ARTICLE 11 in connection with claims asserted pursuant to Section 11.02(b)(iii) shall not be counted toward the Deductible. For the avoidance of doubt and notwithstanding any other provision set forth in this Agreement or any Other Agreement to the contrary, no Holder of Dissenting Shares shall be entitled to any indemnification or other rights pursuant to this Article 11.

(e)          No Person shall be liable for any claim for indemnification under Section 11.02(a) or Section 11.02(b) unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the Survival Period, if applicable, in which case the representation or warranty which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

(f)          Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to indemnification under this Section 11.02 (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly provide notice of such Third Party Claim to the parties from whom such indemnification could be sought (the “Indemnitors”) and the Representative. The failure of any Indemnitee to give timely notice under this Agreement will not affect its rights to indemnification under this Agreement, except to the extent the Indemnitor is prejudiced by such failure. After such notice, if the Indemnitor acknowledges in writing to the Indemnitee that the Indemnitor will be obligated under the terms of its indemnity under this Agreement, then the Buyer or, in the case of indemnification by the Holders, the Representative on behalf of the Holders, may, at its option, assume the defense of the Indemnitee against such Third Party Claim (including the employment of counsel and the payment of reasonable expenses). If the Representative is defending a Third Party Claim, on behalf of the Holders, the reasonable expenses of the Representative incurred in defending a Third Party Claim (or any participation in a Third Party Claim that could result in Losses to the Holders) shall be reimbursed after the Survival Period from the funds remaining in the Escrow Account prior to final distribution thereof to the Holders in accordance with the Escrow Agreement. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within 30 days after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor and/or the Representative for such Third Party Claims, or (iii) the Indemnitee has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnitee that are in conflict with those available to the Indemnitor such that it would be a violation of the applicable attorney ethics rules for the Indemnitee and Indemnitor to have the same counsel; in which case such fees and expenses shall be the expense of the Indemnitee. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

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(g)          The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit (as defined below) inuring to the Buyer, the Surviving Corporation, the Subsidiaries or any of their Affiliates on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) received by the Buyer, the Surviving Corporation and the Subsidiaries, on the one hand, or the Holders on the other hand, on account of such Loss; provided, however, that nothing in this Section 11.02(g) shall operate in derogation of the provisions of Section 11.03(a) that provide for recovery under the R&W Insurance Policy as an exclusive remedy for any claim for breach of representation or warranty asserted pursuant to Section 11.02(a)(i) that must be pursued by the Buyer Indemnified Parties only after there are no funds in the Escrow Account or all remaining funds are not the subject of any claim thereunder. If a Person entitled to indemnification hereunder or any of their Affiliates receives a Tax Benefit relating to the matter that is the subject of the indemnification claim after an indemnification payment is made, the Buyer or the Representative, as applicable, shall promptly pay to the Representative (on behalf of the Holders in accordance with their respective Allocable Shares) or the Buyer, as the case may be, the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. Notwithstanding the foregoing, the provisions set forth above in Section 11.02(g) shall not apply in the event of a breach by the Buyer or the Surviving Corporation of their obligations under Section 7.04. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the applicable tax rates. The Buyer, the Surviving Corporation and the Subsidiaries, on the one hand, or the Representative and the Holder, on the other hand, shall use commercially reasonable efforts to file a claim on a timely basis to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and the Buyer, the Surviving Corporation and the Subsidiaries shall not terminate or cancel any insurance policies in effect for periods prior to the Closing. In the event that an insurance recovery is made by a Person entitled to indemnification with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Representative (on behalf of the Holders in accordance with Section 3.04(h)) or the Buyer, as the case may be. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors.

(h)          Each Person entitled to indemnification hereunder shall take all commercially reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(i)          All indemnification payments made hereunder shall be treated by all parties as adjustments to the Merger Consideration.

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(j)          Notwithstanding anything to the contrary contained in this Section 11.02, there shall be no recovery for any Loss or alleged Loss by the Buyer under this Section 11.02, and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent such item has been included in the calculation of the Cash Amount, Net Working Capital Amount or the Indebtedness Amount as determined pursuant to Section 3.03 hereof.

(k)          Except for the actual knowledge of Richard Baum following a review of the documents and other written materials in his possession (but without any obligation of independent investigation), the right to indemnification, reimbursement or other remedy based upon any representation or warranty shall not be affected by any actual knowledge acquired at any time before the Closing Date, with respect to the accuracy or inaccuracy of such representation or warranty.

Section 11.03      Exclusive Remedy.

(a)          After the Closing, the indemnification provided by Section 11.02(a) shall be the sole and exclusive remedy for any Losses of the Representatives, the Holders, the Buyer Indemnified Parties, the Surviving Corporation or the Subsidiaries with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Buyer, the Company, the Representative or any Holder in this Agreement or in any exhibit or Schedules hereto or any certificate delivered hereunder or otherwise with respect to the Transactions contemplated hereby. Recovery from the Escrow Account, solely to the extent of the funds remaining therein from the deposit of the Escrow Amount, pursuant to the terms of Section 11.02(a) and the Escrow Agreement constitute the Buyer Indemnified Parties’ sole and exclusive source of funds for payment of the indemnification provided by the Holders in Section 11.02(a) and for any other Losses or other claims relating to or arising from this Agreement or in connection with the Transactions, and the Buyer shall have no recourse to or remedy against the Representative or any Holder for any such indemnification or any other Loss; provided, that: (i) nothing in this Section 11.03(a) shall operate in derogation or limitation of the Buyer’s rights under the R&W Insurance Policy; (ii) only after (A) there are no funds in the Escrow Account or all remaining funds are the subject of one or more claims against such funds, and (B) the coverage period has expired, the policy limits have been reached for the R&W Insurance Policy or, other than as a result of a breach of Section 11.02(g), coverage under the R&W Insurance Policy has been rejected or is not available (whichever occurs first), the Buyer Indemnified Parties may assert indemnification claims pursuant to and in accordance with Section 11.02(a) for a breach of the Fundamental Representations and Section 11.02(a)(ii) directly against the Holders; and (iii) no Holder shall be liable under this Agreement for Losses pursuant to this Agreement in excess of the Allocable Proceeds actually received by such Holder. Notwithstanding the foregoing, in the event that any Buyer Indemnified Party asserts a claim for indemnification under Section 11.02(a)(ii), such Buyer Indemnified Party shall be obligated to first pursue such claim under Section 11.02(a)(ii)(B) and seek recourse under the R&W Insurance Policy before asserting any indemnification claim directly against the Holders under Sections 11.02(a)(ii)(A), (C) or (D).

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(b)          Except in the case of fraud or willful misconduct (and without limiting the indemnification and other obligations of the Holders expressly set forth herein), no claim shall be brought or maintained by the Buyer, the Surviving Corporation or any of the Subsidiaries, or the successors or permitted assigns of any of the foregoing, against any officer, director, employee (present or former), partner, stockholder or investor or Affiliate of the Company, any Holder or the Representative, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company, any Holder or the Representative in this Agreement or any or any exhibit or schedule hereto or any certificate delivered hereunder. Except in the case of fraud or willful misconduct (and without limiting the indemnification and other obligations of the Buyer expressly set forth herein), no claim shall be brought or maintained by the Company, any of the Subsidiaries, the Representative or any Holder, or the successors or permitted assigns of any of the foregoing, against any officer, director, employee (present or former), partner, stockholder or investor or Affiliate of the Buyer, Merger Sub or the Surviving Corporation, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Buyer in this Agreement or any or any exhibit or schedule hereto or any certificate delivered hereunder.

ARTICLE 12
MISCELLANEOUS

Section 12.01      Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Buyer, the Merger Sub or the Surviving Corporation (after the Closing), then to:

UFI Acquisition, Inc.

c/o Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, NJ 07102

Attention: Ira A. Rosenberg, Esq.

Fax: (973) 643-6500

with a copy to (which shall not constitute notice):

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, NJ 07102

Attention: Lori M. Waldron, Esq.

Fax: (973) 643-6500

if to the Company (before the Closing), then to:

Unique Fabricating Incorporated

800 Standard Parkway

Auburn Hills, MI 48326

Attention: John Weinhardt

Fax: (248) 853-7720

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with a copy to (which shall not constitute notice):

Bodman PLC

1901 St. Antoine Street

6th Floor at Ford Field

Detroit, MI 48226

Attention: Edwin J. Lukas

Fax: (313) 393-7579

if to the Representative, then to:

c/o American Capital, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Attention: Compliance Officer

Fax: (301) 654-6714

with a copy to (which shall not constitute notice):

American Capital, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Attention: Kenneth L. Pollack

Fax: (301) 654-6714

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a business day in the place of receipt prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 12.02     Amendments and Waivers.

(a)          Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Buyer and the Representative, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 12.03    Construction; Severability. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in ARTICLE 4, the Buyer shall be entitled to rely only on the most specific representation and warranty addressing such subject matter. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Unless otherwise indicated, references in this Agreement to $ or dollars are to U.S. dollars.

Section 12.04     Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby; provided that the Company shall pay any and all expenses relating to any governmental filings and consents required in connection with the Transactions contemplated by this Agreement (which expenses shall be deemed Company Transaction Expenses). Notwithstanding the foregoing, to the extent the Representative requests that the Company or the Surviving Corporation, as the case may be, pay at or after the Closing any Company Transaction Expenses, then such Company Transaction Expenses shall be paid by the Company or the Surviving Corporation, as the case may be, at such time as is specified by the Representative and there shall be a downward adjustment to the Net Working Capital Amount equal to the amount of such Company Transaction Expenses to be paid by the Company or the Surviving Corporation at or after the Closing.

Section 12.05     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Buyer may assign, delegate or otherwise transfer its rights and obligations hereunder to its Affiliate(s); provided that any such assignment, delegation or transfer by the Buyer shall not relieve Buyer of any liability or obligation under this Agreement.

Section 12.06     Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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Section 12.07   Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08    Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the Transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 12.09     Understanding Among the Holders. The determination of each Holder to sell Shares or Warrants or receive any part of the Incentive Compensation Amount pursuant to this Agreement has been made by such Holder independent of any other Holder and the Representative and independent of any statements or opinions as to the advisability of such sale or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Holder, the Representative or by any agent or employee of any other Holder or the Representative.

Section 12.10     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11     Prevailing Party. If any Action is commenced by any party hereto to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Action shall be reimbursed by the losing party; provided, that if a party to such Action prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Action shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 12.12    Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

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Section 12.13   Entire Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

BUYER:	UFI ACQUISITION, INC.

By:
Name:
Title:

MERGER SUB:	UFI MERGER SUB, INC.

By:
Name:
Title:

COMPANY:	UNIQUE FABRICATING INCORPORATED

By:
Name:
Title:

HOLDER REPRESENTATIVE:	AMERICAN CAPITAL, LTD., in its capacity as Representative

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger